                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF REORGANIZATION

                                     BY AND AMONG

                                LARSCOM INCORPORATED,

                                LPH ACQUISITION CORP.

                                         AND

                                NETEDGE SYSTEMS, INC.


                             DATED AS OF DECEMBER 2, 1997

                                  INDEX OF EXHIBITS


EXHIBIT        DESCRIPTION
-------        -----------

Exhibit A      Certificate of Merger

Exhibit B      Disclosure Schedule

Exhibit C      Stockholders Entering into Voting Agreements

Exhibit D      Form of Voting Agreement

Exhibit E      Form of Affiliate Agreement

Exhibit F      Stockholder's Representation Statement

                                  TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----

ARTICLE I    THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . .  2

   1.1       The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
   1.2       Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . 2
   1.3       Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . 2
   1.4       Certificate of Incorporation; Bylaws . . . . . . . . . . . . . . 2
   1.5       Directors and Officers . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE II   CONSIDERATION FOR MERGER . . . . . . . . . . . . . . . . . . . . 3

   2.1       Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . 3
   2.2       Adjustments to Total Merger Consideration  . . . . . . . . . . . 7
   2.3       Effect of Merger on Capital Stock and Company Options  . . . . .10
   2.4       Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . .11
   2.5       Exchange of Certificates . . . . . . . . . . . . . . . . . . . .12
   2.6       No Further Ownership Rights in Company Stock . . . . . . . . . .13
   2.7       Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . .13
   2.8       Taking of Necessary Action; Further Action . . . . . . . . . . .13
   2.9       Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . .13
   2.10      Payment and Allocation of Total Merger Consideration . . . . . .14

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . . . . . .14

   3.1       Organization of the Company  . . . . . . . . . . . . . . . . . .14
   3.2       Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .15
   3.3       Company Capital Structure  . . . . . . . . . . . . . . . . . . .15
   3.4       Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . .17
   3.5       No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . .17
   3.6       Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
   3.7       Company Financial Statements . . . . . . . . . . . . . . . . . .18
   3.8       No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . .18
   3.9       No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . .18
   3.10      Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .20
   3.11      Restrictions on Business Activities  . . . . . . . . . . . . . .23
   3.12      Title of Properties; Absence of Liens and Encumbrances;
               Condition of Equipment . . . . . . . . . . . . . . . . . . . .23
   3.13      Intellectual Property  . . . . . . . . . . . . . . . . . . . . .23
   3.14      Agreements, Contracts and Commitments  . . . . . . . . . . . . .27
   3.15      Interested Party Transactions  . . . . . . . . . . . . . . . . .28
   3.16      Governmental Matters . . . . . . . . . . . . . . . . . . . . . .29

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                           PAGE
                                                                           ----

   3.17      Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .29
   3.18      Balance Sheet Items  . . . . . . . . . . . . . . . . . . . . . .29
   3.19      Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . .30
   3.20      Environmental Matters  . . . . . . . . . . . . . . . . . . . . .30
   3.21      Brokers; Schedule of Fees and Expenses . . . . . . . . . . . . .31
   3.22      Employee Benefit Plans and Compensation  . . . . . . . . . . . .31
   3.23      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . .35
   3.24      Compliance with Laws . . . . . . . . . . . . . . . . . . . . . .36
   3.25      Warranties; Indemnities  . . . . . . . . . . . . . . . . . . . .36
   3.26      Complete Copies of Materials . . . . . . . . . . . . . . . . . .36
   3.27      Representations Complete . . . . . . . . . . . . . . . . . . . .36
   3.28      InterNex Account Receivable  . . . . . . . . . . . . . . . . . .36

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PARENT . . . . . . . . . . . .36

   4.1       Organization, Standing and Power . . . . . . . . . . . . . . . .36
   4.2       Parent Capital Structure . . . . . . . . . . . . . . . . . . . .37
   4.3       Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . .37
   4.4       No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . .37
   4.5       Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
   4.6       SEC Documents; Parent Financial Statements . . . . . . . . . . .37
   4.7       Representations Complete . . . . . . . . . . . . . . . . . . . .38
   4.8       Parent Common Stock  . . . . . . . . . . . . . . . . . . . . . .38

ARTICLE V    CONDUCT PRIOR TO THE EFFECTIVE TIME  . . . . . . . . . . . . . .38

   5.1       Conduct of Business of the Company . . . . . . . . . . . . . . .38
   5.2       No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . .40

ARTICLE VI   ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . .41

   6.1       Registration.  . . . . . . . . . . . . . . . . . . . . . . . . .41
   6.2       Access to Information  . . . . . . . . . . . . . . . . . . . . .42
   6.3       Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . .42
   6.4       September 30 Audit . . . . . . . . . . . . . . . . . . . . . . .42
   6.5       Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
   6.6       Public Disclosure  . . . . . . . . . . . . . . . . . . . . . . .43
   6.7       Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
   6.8       FIRPTA Compliance  . . . . . . . . . . . . . . . . . . . . . . .43
   6.9       Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . .43

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                           PAGE
                                                                           ----

   6.10      Notification of Certain Matters  . . . . . . . . . . . . . . . .44
   6.11      Additional Documents and Further Assurances  . . . . . . . . . .44
   6.12      Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . .44
   6.13      Bank Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . .45
   6.14      Voting Agreements  . . . . . . . . . . . . . . . . . . . . . . .45
   6.15      Affiliate Agreements . . . . . . . . . . . . . . . . . . . . . .45
   6.16      Termination of Company's Employee Plans Subject to ERISA . . . .45
   6.17      Section 338 Related Tax  . . . . . . . . . . . . . . . . . . . .46
   6.18      Parent and Surviving Corporation Maintenance of Directors' and
               Officers' Liability Insurance. . . . . . . . . . . . . . . . .46
   6.19      Government Review  . . . . . . . . . . . . . . . . . . . . . . .46
   6.20      Final Tax Returns, Audits, Etc.  . . . . . . . . . . . . . . . .46
   6.21      Collection of InterNex Account Receivable  . . . . . . . . . . .46

ARTICLE VII  CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . . . .47

   7.1       Conditions to Obligations of Each Party to Effect the Merger . .47
   7.2       Additional Conditions to Obligations of the Company  . . . . . .47
   7.3       Additional Conditions to the Obligations of Parent and Sub . . .48

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROWS  . . . . . .49

   8.1       Survival of Representations and Warranties . . . . . . . . . . .49
   8.2       Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
   8.3       Protection of Escrow Fund  . . . . . . . . . . . . . . . . . . .52
   8.4       Claims Upon Escrow Fund; Threshold for Loss Recovery . . . . . .53
   8.5       Objections to Claims . . . . . . . . . . . . . . . . . . . . . .53
   8.6       Resolution of Conflicts; Arbitration . . . . . . . . . . . . . .54
   8.7       Third-Party Claims . . . . . . . . . . . . . . . . . . . . . . .54
   8.8       Escrow Agent's Duties  . . . . . . . . . . . . . . . . . . . . .55
   8.9       Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
   8.10      Stockholder Representative . . . . . . . . . . . . . . . . . . .57
   8.11      Maximum Payments; Remedy . . . . . . . . . . . . . . . . . . . .58
   8.12      Backup Withholding Penalties . . . . . . . . . . . . . . . . . .58

ARTICLE IX   TERMINATION; AMENDMENT AND WAIVER  . . . . . . . . . . . . . . .58

   9.1       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . .58
   9.2       Effect of Termination  . . . . . . . . . . . . . . . . . . . . .59
   9.3       Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . .59

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                           PAGE
                                                                           ----

   9.4       Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . .59

ARTICLE X    GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . .60

   10.1      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .60
   10.2      Interpretation . . . . . . . . . . . . . . . . . . . . . . . . .61
   10.3      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .61
   10.4      Entire Agreement; Assignment . . . . . . . . . . . . . . . . . .62
   10.5      Severability . . . . . . . . . . . . . . . . . . . . . . . . . .62
   10.6      Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . .62
   10.7      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . .62
   10.8      Rules of Construction  . . . . . . . . . . . . . . . . . . . . .62

                         AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of December 2, 1997 by and among Larscom Incorporated, a Delaware corporation ("PARENT"), LPH Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), NetEdge Systems, Inc., a Delaware corporation (the "COMPANY") and, with respect to Articles VIII and X, Jon Fjeld, as Stockholder Representative, and First Trust of California, National Association, as Escrow Agent.

                                       RECITALS

     A. The Boards of Directors of each of the Company, Parent and Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the "MERGER") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of Preferred Stock of the Company (other than Dissenting Shares (as defined below)) shall be converted into the right to receive cash and shares of Parent Common Stock (as defined below).

     C. A portion of the consideration payable by Parent in connection with the Merger shall be placed in escrow by Parent for the purpose of satisfying Losses, General Losses (including Special Losses) or Price Adjustments (each, as defined below) in accordance with Article VIII hereof.

     D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

     E. Concurrent with the execution of this Agreement, as a material inducement to the Company, Parent and Sub, certain stockholders of the Company (the "PRINCIPAL STOCKHOLDERS") are entering into voting agreements with Parent (the "VOTING AGREEMENTS").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                      ARTICLE I

                                      THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("DELAWARE LAW"), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the "CLOSING") will take place on December 31, 1997 following satisfaction or waiver of the conditions set forth in Article VII, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) in the form attached hereto as EXHIBIT A with the Secretary of State of the State of Delaware (the "MERGER CERTIFICATE"), in accordance with the applicable provisions of Delaware Law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "EFFECTIVE TIME").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; PROVIDED, HOWEVER, that Article One of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is NetEdge Systems, Inc."

          (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 DIRECTORS AND OFFICERS. The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of Sub immediately prior to the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the applicable laws of the State of Delaware and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected. The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of Sub immediately prior to the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

                                      ARTICLE II

                               CONSIDERATION FOR MERGER

     2.1 CERTAIN DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following meanings:

          (a) "CLASS A PREFERRED" shall mean shares of Company Class A Convertible Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time.

          (b) "CLASS B PREFERRED" shall mean the shares of Company Class B Convertible Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time.

          (c) "CLASS C PREFERRED" shall mean the shares of Company Class C Convertible Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time.

          (d) "CLASS D PREFERRED" shall mean the shares of Company Class D Convertible Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time.

          (e) "CLASS E PREFERRED" shall mean the shares of Company Class E Convertible Preferred Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time.

          (f) "COMPANY COMMON STOCK" shall mean shares of common stock of the Company, par value $0.01 per share, together with any other shares of capital stock of the Company other than Company Preferred Stock, issued and outstanding immediately prior to the Effective Time.

          (g) "COMPANY PREFERRED STOCK" shall mean the aggregate of shares of Company Class A Convertible Preferred, Company Class B Convertible Preferred, Company Class C Convertible Preferred, Company Class D Convertible Preferred and Company Class E Convertible Preferred.

          (h) "COMPANY OPTIONS" shall mean any options, warrants, rights, convertible securities, agreements, commitments or other rights of any character, whether oral or written, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Company Stock, or obligating the Company to grant or otherwise enter into any such option, warrant, rights, convertible security, agreement, commitment or other right.

          (i) "COMPANY STOCK" shall mean shares of Company Common Stock and Company Preferred Stock.

          (j)  "CURRENT BALANCE SHEET" shall have the meaning set forth in
Section 3.7.

          (k) "DETERMINED PRICE" shall mean the average closing price of the Parent Common Stock for the ten (10) consecutive trading days ending (and including) on the third trading day immediately preceding the date of the Effective Time, as reported by the NASDAQ Market.

          (l) "ESCROW AMOUNT" shall mean a number of shares of Parent Common Stock (having a value based on the Determined Price) plus an amount of cash which shall together have an aggregate value equal to Six Million Three Hundred Dollars ($6,300,000). Subject to Parent's rights under Section 2.10, the Escrow Amount shall consist of cash in the amount of Two Million One Hundred Fifty Thousand Dollars ($2,150,000), subject to adjustment as required by the next sentence, and that number of shares of Parent Common Stock (valued at the Determined Price) having an aggregate value as close as reasonably practicable to Four Million One Hundred Fifty Thousand Dollars ($4,150,000). The difference between the Four Million One Hundred Fifty Thousand Dollars ($4,150,000) and the aggregate value of such number of shares of Parent Common Stock (valued at the Determined Price) shall be included into the Escrow Amount in cash. The portion of the Escrow Amount to be contributed on behalf of each Stockholder shall be its Pro Rata Portion of the Escrow Amount. The Escrow Amount shall include all interest accrued on all cash components of the Escrow Amount.

          (m)  EXCHANGE RATIOS

               (i) "COMMON EXCHANGE RATIO" shall mean the quotient of (A) the Common Merger Consideration divided by (B) the sum of (i) the aggregate number of shares of Company Common Stock, plus (ii) the aggregate number of shares of Company Common Stock issuable immediately prior to the Effective Time on conversion of the Class D Preferred and Class E Preferred.

               (ii) "CLASS A EXCHANGE RATIO" shall mean the quotient of the Class A Merger Consideration divided by the number of shares of Class A Preferred.

               (iii)"CLASS B EXCHANGE RATIO" shall mean the quotient of the Class B Merger Consideration divided by the number of shares of Class B Preferred.

               (iv) "CLASS C EXCHANGE RATIO" shall mean the quotient of the Class C Merger Consideration divided by the number of shares of Class C Preferred.

               (v) "CLASS D EXCHANGE RATIO" shall mean the quotient of the Class D Merger Consideration divided by the number of shares of Class D Preferred.

               (vi) "CLASS E EXCHANGE RATIO" shall mean the quotient of the Class E Merger Consideration divided by the number of shares of Class E Preferred.

          (n)  "GAAP" shall mean generally accepted accounting principles.

          (o) "KNOWLEDGE" shall mean what is actually known or should be known to management of the Company after reasonable investigation.

          (p) "LOSS" or, collectively, "LOSSES", shall include any General Loss (including any Special Loss), any Price Adjustment and any other amount deemed to be a "Loss" for the purposes of Article VIII or any section thereof.

          (q)  MERGER CONSIDERATION

               (i) "CLASS A MERGER CONSIDERATION" shall mean a number of shares of Parent Common Stock (valued at the Determined Price) and an amount of cash which together shall have an aggregate value equal to the lesser of:

                    (1) the product of (i) the number of issued and outstanding shares of Class A Preferred at the Effective Time and (ii) the amount of $31.00 per share (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Class A Preferred from the date hereof until the Effective Time)(the amount determined pursuant to this clause (A) being referred to as the "CHARTER A CONSIDERATION"), and

                    (2) the product of (i) the ratio determined by dividing the Charter A Consideration by the sum of the Charter A Consideration, the Charter B Consideration and the Charter C Consideration, and (ii) the Class ABC Merger Consideration.

               (ii) "CLASS B MERGER CONSIDERATION " shall mean a number of shares of Parent Common Stock (valued at the Determined Price) and an amount of cash which together shall have an aggregate value equal to the lesser of:

                    (1) the product of (i) the number of issued and outstanding shares of Class B Preferred at the Effective Time and (ii) the amount of $70.00 per share (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Class B Preferred from the date hereof until the Effective Time)(the amount determined pursuant to this clause (A) being referred to as the "CHARTER B CONSIDERATION"), and

                    (2) the product of (i) the ratio determined by dividing the Charter B Consideration by the sum of the Charter A Consideration, the Charter B Consideration and the Charter C Consideration and (ii) the Class ABC Merger Consideration.

               (iii) "CLASS C MERGER CONSIDERATION" shall mean cash in an aggregate amount equal to the lesser of:

                      (1) the product of (i) the number of issued and outstanding shares of Class C Preferred at the Effective Time and (ii) the amount of $117.00 per share (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Class C Preferred from the date hereof until the Effective Time)(the amount determined pursuant to this clause (A) being referred to as the "CHARTER C CONSIDERATION"), and

                      (2) the product of (i) the ratio determined by dividing the Charter C Consideration by the sum of the Charter A Consideration, the Charter B Consideration and the Charter C Consideration and (ii) the Class ABC Merger Consideration.

               (iv) "CLASS D MERGER CONSIDERATION" shall mean a number of shares of Parent Common Stock (valued at the Determined Price) and an amount of cash which together shall have an aggregate value equal to the lesser of (i) the product of (A) the number of issued and outstanding shares of Class D Preferred at the Effective Time multiplied by (B) $4.00 (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Class D Preferred from the date hereof until the Effective Time), and (ii) the Total Merger Consideration less the Class E Merger Consideration.

               (v) "CLASS E MERGER CONSIDERATION" shall mean a number of shares of Parent Common Stock (valued at the Determined Price) and an amount of cash which together shall have an aggregate value equal to the lesser of (i) the product of (A) the number of issued and outstanding shares of Class E Preferred at the Effective Time multiplied by (B) $4.00 (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to the Class E Preferred from the date hereof until the Effective
Time), and (ii) the Total Merger Consideration.

               (vi)   "COMMON MERGER CONSIDERATION" shall equal the Total
Merger Consideration less (i) the Class E Merger Consideration, (ii) the Class D Merger Consideration, and (iii) the Total Class ABC Merger Consideration (it being understood that the Common Merger Consideration may be zero) with such amount consisting exclusively of cash.

               (vii) "TOTAL MERGER CONSIDERATION" shall mean a number of shares of Parent Common Stock (having a value based on the Determined Price) plus an amount of cash which together have an aggregate value equal to Twenty Five Million Seven Hundred Ninety Three Thousand One Hundred Dollars ($25,793,100), subject to adjustment as provided in Section 2.2 hereof.

               (viii) "TOTAL CLASS ABC MERGER CONSIDERATION" shall equal the lesser of (i) the total Merger Consideration less the Class D Merger Consideration and less the Class E Merger Consideration, or (ii) the aggregate of One Hundred Seventeen Dollars ($117.00) per share (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to such class of Preferred from the date hereof until the Effective Time), multiplied by the number of issued and outstanding shares of Class A Preferred at the Effective Time, plus Seventy

Dollars ($70.00) per share (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to such class of Preferred from the date hereof until the Effective Time), multiplied by the number of issued and outstanding shares of Class B Preferred at the Effective Time, plus Thirty One Dollars ($31.00) per share (subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like with respect to such class of Preferred from the date hereof until the Effective Time), multiplied by the number of issued and outstanding shares of Class C Preferred at the Effective Time.

          (r) "PARENT COMMON STOCK" shall mean shares of the common stock, par value $0.01 per share, of Parent.

          (s) "PRO RATA PORTION" shall mean, with respect to each Stockholder, an amount determined at the Effective Time equal to the quotient obtained by dividing (x) the aggregate portion of the Total Merger Consideration issuable to such Stockholder pursuant to this Article II upon exchange of all shares of Company Stock owned by such Stockholder immediately prior to the Effective Time (including all amounts withheld pursuant to escrow provisions), by (y) the Total Merger Consideration issuable pursuant to this Article II to all Stockholders upon exchange of all shares of Company Stock owned by such Stockholders immediately prior to the Effective Time (including all amounts withheld pursuant to escrow provisions).

          (t) "STOCKHOLDER" shall mean each holder of any shares of Company Stock immediately prior to the Effective Time.

     2.2 ADJUSTMENTS TO TOTAL MERGER CONSIDERATION. The Total Merger Consideration shall be subject to adjustment on the Closing Date as provided in this Section 2.2.

          (a) PRELIMINARY CLOSING BALANCE SHEET. On the date being not more than thirty (30) and not less than ten (10) days prior to the Closing Date, the Company shall prepare and deliver to Parent a balance sheet, dated as of the end of the most recent calendar month (November 30, 1997) and prepared in accordance with GAAP as consistently applied by the Company (the "PRELIMINARY CLOSING BALANCE SHEET"). The Preliminary Closing Balance Sheet shall be subject to the review and acceptance by Parent and its auditors.

          (b) FINAL CLOSING BALANCE SHEET. As soon as practicable (but in no event later than sixty (60) days) after the Closing Date, Parent shall cause the Surviving Corporation to prepare the balance sheet of the Company as of the Closing Date (the "CLOSING BALANCE SHEET") and shall deliver a copy of such Closing Balance Sheet to the Stockholder Representative (as defined in Section 8.10). The Closing Balance Sheet shall be prepared in accordance with GAAP consistent with the basis of accounting and procedures and methods employed by the Company in the preparation of the September 30 Audited Financials (as defined below). During the conduct of such review, the Surviving Corporation shall cooperate in all respects with the independent auditors for the purpose of completing the Closing Balance Sheet. The Surviving Corporation shall contemporaneously prepare, and make available to the Parent, draft federal and state income tax returns for all periods through the Effective Time. The Surviving Corporation and its independent auditors shall be available for periodic inquiry by Parent, and the Surviving Corporation and its independent auditors will answer such questions as Parent may have and provide such additional schedules and materials as Parent may reasonably request in order to permit a meaningful review of the Closing Balance Sheet and the draft tax returns.

          (c) PURCHASE PRICE ADJUSTMENTS AT EFFECTIVE TIME. The following adjustments to the Total Merger Consideration shall be made as of the Effective
Time:

               (i) ADJUSTMENT FOR BANK INDEBTEDNESS. In the event that the Company shall have outstanding any indebtedness for money borrowed from commercial banks and other financial institutions as well as indebtedness for money borrowed from stockholders of the Company or from Parent ("BANK DEBT"), in excess of Six Hundred Thousand Dollars ($600,000), the Total Merger Consideration shall be reduced to the extent of such indebtedness.

               (ii) NET WORTH ADJUSTMENT. In the event that the Net Worth of the Company (as defined below) as set forth on the Preliminary Closing Balance Sheet (the "PRELIMINARY NET WORTH") is less than the Net Worth of the Company as set forth on the Current Balance Sheet, then the Total Merger Consideration shall be reduced by the amount of any such difference. "NET WORTH" shall mean the sum of all assets of the Company as reflected on the applicable balance sheet, including cash, accounts receivable (net of allowances for doubtful accounts), net value of inventory (adjusted for all applicable write-downs and write-offs), net fixed assets, net intangible assets, other assets and prepaid expenses, but exclusive of deferred tax assets, less all liabilities of any kind as reflected on the applicable balance sheet, including but not limited to accounts payable, royalties payable, warranty and other reserves, accrued salary, bonus, vacation and other elements of employee or contractor compensation, deferred revenue and all other liabilities, exclusive only of (i) redeemable preferred stock and (ii) Bank Debt.

          (d) POST CLOSING PURCHASE PRICE ADJUSTMENTS. The Total Merger Consideration shall be subject to adjustment after the Effective Time as provided in this Section 2.2(d).

               (i) ADJUSTMENT FOR BANK INDEBTEDNESS. In the event that upon completion of the Closing Balance Sheet it shall be determined that the Company had outstanding as of the Effective Time any Bank Debt other than (A) Bank Debt for which an adjustment to the Total Merger Consideration was made at the Effective Time pursuant to
          Section 2.2(c)(i) and (B) the Six Hundred Thousand Dollars ($600,000) referred to in Section 2.2(c)(i), then the Total Merger Consideration shall be further reduced to the extent of such further Bank Debt. Such reduction in the Total Merger Consideration shall be effected by the Escrow Agent delivering to Parent of a portion of the Escrow Amount established pursuant to Section 8.2, pursuant to the escrow claim procedures set forth in Section 8.4.

               (ii) NET WORTH ADJUSTMENT. In the event that the Net Worth of the Company as set forth on the Closing Balance Sheet (the "CLOSING NET WORTH") is less than the Preliminary Net Worth of the Company, then the Total Merger Consideration shall be reduced by the amount of any such difference. Such reduction in the Total Merger Consideration shall be effected by the Escrow Agent delivering to Parent a portion of the Escrow Amount established pursuant to Section 8.2, pursuant to the escrow claim procedures set forth in Section 8.4.

          (e) DISPUTES. At any time within thirty (30) days following the delivery by the Surviving Corporation of the Closing Balance Sheet to Parent and the Stockholder Representative (as defined in Section 8.10) (the "REVIEW PERIOD"), Parent or the Stockholder Representative may dispute any amounts reflected or not reflected on the Closing Balance Sheet, but only on the basis that such amounts were not arrived at in accordance with Section 2.2(b) and provided that any such dispute is made in good faith with a reasonable basis for making such dispute. Each of Parent and the Stockholder Representative will notify the other in writing of each such disputed item, and will specify the amount thereof in dispute, not later than the expiration of the Review Period. If Parent and the Stockholder Representative are able to resolve all the disputed items, then the Closing Balance Sheet agreed upon by Parent and the Stockholder Representative will be final, binding and conclusive on the parties hereto. If Parent and the Stockholder Representative are unable to resolve any disputed item and are therefore unable to agree upon the Closing Balance Sheet and the resultant Closing Net Worth within twenty (20) days following the expiration of the Review Period, then within ten (10) days thereafter either Parent or the Stockholder Representative may elect that the items remaining in dispute be submitted for resolution to a nationally recognized accounting firm (the member of which who will be primarily responsible for resolving such disputes will have had substantial auditing experience and substantial experience in arbitration or other dispute resolution proceedings concerning accounting issues) selected by mutual agreement of Parent and the Stockholder Representative (or failing such agreement between Parent and the Stockholder Representative, as selected by mutual agreement between Parent's independent accountants and the Company's independent accountants (prior to the Merger), or failing such agreement between Parent's and the Company's respective independent accountants, appointed by the American Arbitration Association) (the "ACCOUNTANTS"). The Accountants will, within thirty (30) days after submission, determine, based solely on presentations by Parent and the Stockholder Representative (and their representatives) and not by independent review, and render a written report to the parties upon, such remaining disputed items and the resultant calculation of the Closing Balance Sheet and the Closing Net Worth in accordance with the provisions hereof, and such report and the resultant Closing Balance Sheet will be final, binding and conclusive on the parties hereto. In resolving any disputed item, the Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.
The fees and disbursements of the Accountants (and of the American Arbitration Association, if any) (a) will be paid by the Parent, and Parent shall be deemed to have incurred a Price Adjustment (as defined in Section 8.1(a)(iii) under Article VIII equal to the amount thereof, if the Closing Net Worth finally determined pursuant to this Section 2.2(e) is less than Fifty Thousand Dollars ($50,000) greater than the Closing Net Worth reflected on the Closing Balance Sheet originally submitted pursuant to Section 2.2(b), or (b) will be borne by Parent with no deemed Price Adjustment under Article VIII hereof, if the Closing Net Worth finally determined pursuant to this
Section 2.2(e) is more than Fifty Thousand Dollars ($50,000) greater than the Closing Net Worth amount reflected on the Closing Balance Sheet originally submitted pursuant to Section 2.2(b) hereof. Parent and the Stockholder Representative hereby agree to cooperate and work in good faith and as expeditiously as reasonably possible to resolve any and all Closing Balance Sheet disputes.

     2.3 EFFECT OF MERGER ON CAPITAL STOCK AND COMPANY OPTIONS. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company, the holders of any shares of Company Stock or the holders of any Company Options, the following shall take place:

          (a) CONSIDERATION FOR COMPANY CLASS A PREFERRED. Each share of Company Class A Preferred issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 2.4) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Class A Preferred in the manner provided in Section 2.5(c) an amount of cash and a number of whole shares of Parent Common Stock (rounded down to the nearest number after aggregating all shares held by that stockholder) equal to the Class A Exchange Ratio, upon the terms and subject to conditions set forth below and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article VIII.

          (b) CONSIDERATION FOR COMPANY CLASS B PREFERRED. Each share of Company Class B Preferred issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 2.4) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Class B Preferred in the manner provided in Section 2.5(c) an amount of cash and a number of whole shares of Parent Common Stock (rounded down to the nearest number after aggregating all shares held by that stockholder) equal to the Class B Exchange Ratio, upon the terms and subject to conditions set forth below and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article VIII.

          (c) CONSIDERATION FOR COMPANY CLASS C PREFERRED. Each share of Company Class C Preferred issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 2.4) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Class C Preferred in the manner provided in Section 2.5(c) an amount of cash equal to the Class C Exchange Ratio, upon the terms and subject to conditions set forth below and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article VIII.

          (d) CONSIDERATION FOR COMPANY CLASS D PREFERRED. Each share of Company Class D Preferred issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 2.4) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Class D Preferred in the manner provided in Section 2.5(c), (i) an amount of cash and a number of whole shares of Parent Common Stock (rounded down to the nearest number after aggregating all shares held by that stockholder) equal to the Class D Exchange Ratio, plus (ii) an amount of cash equal to the product of (A) the number of shares of Company Stock issuable immediately prior to the Effective Time on conversion of one share of Class D Preferred, times (B) the Common Exchange Ratio (which, it is understood, may be zero), in each case upon the terms and subject to conditions set forth below and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article VIII.

          (e) CONSIDERATION FOR COMPANY CLASS E PREFERRED. Each share of Company Class E Preferred issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 2.4) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Class E Preferred in the manner provided in Section 2.5(c), (i) an amount of cash and a number of whole shares of Parent Common Stock (rounded down to the nearest number after aggregating all shares held by that stockholder) equal to the Class E Exchange Ratio, plus (ii) an amount of cash equal to the product of
(A) the number of shares of Company Common Stock issuable immediately prior to the Effective Time on conversion of one share of Class E Preferred, times
(B) the Common Exchange Ratio (which, it is understood, may be zero), in each case upon the terms and subject to conditions set forth below and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article VIII.

          (f) COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will, at the Effective Time, be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.5(c) an amount of cash equal to the Common Exchange Ratio (which, it is understood, may be zero), upon the terms and subject to conditions set forth below and throughout this Agreement, including, without limitation, the escrow provisions set forth in Article VIII.

          (g) COMPANY OPTIONS. Any existing Company Options that have not been exercised prior to the Effective Time shall be canceled and terminated at the Effective Time, except that vested in-the-money options may be exercised immediately prior to and contingent upon the Effective Time on a "cash-less" basis.

          (h) CAPITAL STOCK OF SUB. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each share of capital stock of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     2.4  DISSENTING SHARES.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive the consideration for Company Stock pursuant to Section 2.3, but the holder thereof shall only be entitled to such rights as are granted by Delaware Court of Chancery under Delaware Law.

          (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration for Company Stock as provided in Section 2.3, without interest thereon, upon surrender of the certificates representing such shares.

          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and the Stockholder Representative (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of Section 8.2 and Section 8.4 hereof the aggregate amount by which such payment or payments exceed the aggregate consideration that otherwise would have been payable in respect of such shares.

     2.5  EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. The Bank of New York shall serve as exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) PARENT TO PROVIDE PARENT COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article II the cash and shares of Parent Common Stock comprising the Total Merger Consideration less the shares of Parent Common Stock and cash which are part of the Escrow Amount. In accordance with Section 8.2, Parent will deposit the Escrow Amount into the Escrow Fund (as defined in Section 8.2). Each Stockholder shall be deemed to have contributed its Pro Rata Portion of the Escrow Amount.

          (c) EXCHANGE PROCEDURES. On or following the Closing Date, the holders of Company Stock will surrender the certificates representing their shares of Company Stock (the "COMPANY STOCK CERTIFICATES") to the Exchange Agent for cancellation together with a letter of transmittal in such form and having such provisions as Parent may reasonably request. Upon surrender of Company Stock Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent with the consent of the Stockholder Representative, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificates shall be entitled to receive from the Exchange Agent in exchange therefor, if applicable, cash plus a certificate or certificates representing the number of full shares of Parent Common Stock into which the aggregate number of shares of Company Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to
Section 2.2 of this

Agreement (after giving effect to the withholding of certain such shares as provided in Article VIII), and the Company Stock Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept such certificates upon compliance with reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof. Until so surrendered, each outstanding Company Stock Certificate (except those representing Dissenting Shares) will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive, if applicable, upon such surrender, Parent Common Stock pursuant to this Article II.

          (d)  NO LIABILITY.  Notwithstanding anything to the contrary in this
Section 2.5, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.6 NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. The merger consideration, if any, issued in respect of the surrender for exchange of shares of Company Stock, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock; and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged, if applicable, as provided in this Article II.

     2.7 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificates, upon the making of an affidavit of that fact by the holder thereof, in form and substance reasonably acceptable to Parent and the Exchange Agent, such number of shares, if any, as may be required pursuant to
Section 2.2; PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     2.8 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent and Sub, the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     2.9 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger will constitute a taxable purchase of the Company Stock for federal and state income tax purposes. It is also intended that the Merger will constitute a qualified stock purchase within the meaning of Section 338 of the Internal Revenue Code of 1986, as amended (the "CODE"). Furthermore, the parties hereto acknowledge that Parent will make an election with respect to the Company under
Section 338(g) of the Code and
under any applicable similar provisions of state law (the "SECTION 338 ELECTION"). Each party has consulted with its own tax advisors with respect to the tax consequences of the Merger.

     2.10 PAYMENT AND ALLOCATION OF TOTAL MERGER CONSIDERATION. Payment of the Total Merger Consideration by Parent shall consist of fifty percent (50%) cash and fifty percent (50%) shares of Parent Common Stock (based on the Determined Price), provided that, if the Determined Price is less than Ten Dollars ($10.00) per share, then Parent may in its sole discretion elect to tender all or any part of the total Merger Consideration otherwise payable in shares of Parent Common Stock in cash, based on equivalent value at the Determined Price. Parent shall not issue any fractional shares of Parent Common Stock, and in lieu thereof shall increase the cash portion of the Total Merger Consideration. The Class C Merger Consideration and the Common Merger Consideration, if any, shall be payable entirely in cash; subject to such requirement, the number of shares of Parent Common Stock and the amount of cash comprising the Total Merger Consideration shall be allocated among the Class A Merger Consideration, Class B Merger Consideration, Class C Merger Consideration, Class D Merger Consideration, and Class E Merger Consideration pro rata in the same proportion
of shares to cash.   The portion of the Escrow Amount to be contributed on
behalf of each Stockholder shall be its Pro Rata Portion of the Escrow Amount. The amount of cash and Parent Common Stock to be contributed by each Stockholder shall be in the proportions necessary to ensure that the Escrow Amount includes the appropriate proportion of cash to Parent Common Stock as specified in the definition of the Escrow Amount in Section 2.1(l), subject to the provision that Stockholders receiving only cash in exchange for Class C Preferred or Company Common Stock shall contribute only cash to the Escrow Amount with respect to such stock. With respect to all other Company Stock, each Stockholder will contribute to the Escrow Amount the same proportion of cash to Parent Company Stock as each other similarly situated Stockholder.


                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Sub, (i) on the date hereof, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent and attached hereto as EXHIBIT B (the "DISCLOSURE SCHEDULE"), and (ii) as of the Effective Time, as though these representations are made at the Effective Time, as follows:

     3.1 ORGANIZATION OF THE COMPANY. The Company and each of NetEdge Systems UK Limited and NetEdge Systems International BV (collectively, the "SUBSIDIARIES" and individually a "SUBSIDIARY") is a corporation duly organized, validly existing and in good standing under the laws of its organization. The Company and each of its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect. For all purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" means any change, event or effect in or on the business of the Company and its Subsidiaries that is materially adverse to the business, financial condition, assets or results of operations of the Company and its Subsidiaries taken as a whole except for any events, changes or effects resulting from (i) any material and adverse change in the financial markets as a whole independent of the Company, (ii) any political, economic or financial conditions affecting the industry or business generally or
(iii) the effect upon customer orders of uncertainty created by the announcement of the transactions contemplated by this Agreement. The Company has delivered a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent. Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company. Except as set forth on Section 3.1 of the Disclosure Schedule, the operations now being conducted by the Company have not been conducted under any other name.

     3.2 SUBSIDIARIES. The Company has delivered a true and correct copy of each Subsidiary's charter documents and Bylaws, each as amended to date, to Parent. Section 3.2 of the Disclosure Schedule lists the directors and officers of each Subsidiary. The operations now being conducted by each Subsidiary have not been conducted under any other name. Other than the Subsidiaries, the Company does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity. Except as set forth in Section 3.2 of the Disclosure Schedule, all of the shares of capital stock of each Subsidiary are owned of record and beneficially by the Company free and clear of all pledges, claims, liens, charges, encumbrances and security interest of any kind or nature whatsoever (collectively "LIENs"). All the shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with all applicable laws. There are no options, warrants, rights, convertible securities, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which it is bound obligating such Subsidiary to issue or deliver or sell or cause to be issued, delivered or sold any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, right, convertible security, commitment or agreement. There are no rights, puts, commitments, agreements or other obligations outstanding requiring any Subsidiary or which could require any Subsidiary (with or without notice or lapse of time or both) to repurchase or redeem any shares of capital stock of any Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary.

     3.3  COMPANY CAPITAL STRUCTURE.

          (a) The authorized capital stock of the Company consists of 22,000,000 shares of authorized Company Common Stock of which 5,338,736 shares are issued and outstanding as of the date hereof, and 5,018,202 shares of authorized Preferred Stock. 56,452 shares of the Company's Preferred Stock are designated Class A Preferred Stock, of which 56,452 shares are issued and outstanding as of the date hereof. 50,000 shares of the Company's Preferred Stock are designated Class B Preferred Stock, of which 36,069 shares are issued and outstanding as of the date hereof. 43,000 shares of the Company's Preferred Stock are designated as Class C Preferred Stock, of which 11,420 shares are issued and outstanding as of the date hereof. 2,768,750 shares of the Company's Preferred Stock are designated Class D Preferred Stock, of which 2,768,750 shares are issued and outstanding as of the date hereof.

2,100,000 shares of the Company's Preferred Stock are designated Class E Preferred Stock, of which 2,100,000 shares are issued and outstanding on the date hereof. The Company's capital stock is held by the persons, with the domicile addresses, to the extent available, and in the amounts set forth in
Section 3.3(a) of the Disclosure Schedule. Except as set forth in Section 3.3(a) of the Disclosure Schedule, all outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation, Certificates of Designation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound, and all such shares have been issued in compliance with all applicable federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of the Company's capital stock. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter which stockholders of the Company may vote.

     Based on the representations made by each of the stockholders of the Company at the time of their investment in the Company, to the Knowledge of the Company each of the Stockholders who shall receive any Parent securities as a portion of the Total Merger Consideration in connection with the Merger is an "accredited investor" as defined under Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the "1933 ACT").

          (b) Except for the Company's 1984 Stock Option Plan, 1987 Stock Option Plan, 1989 Stock Option Plan, 1993 Stock Option Plan and 1994 Stock Option Plan (collectively the "Option Plans") the Company has never adopted or maintained any formal stock option plan or other plan providing for equity compensation of any person. The Company has reserved an aggregate of 5,632,400 shares of Company Common Stock for issuance to employees and consultants pursuant to the Option Plans, of which as of the date hereof 1,505,216 shares have been exercised and 3,964,516 shares are subject to outstanding, unexercised options. Section 3.3(b) of the Disclosure Schedule sets forth for each outstanding Company Option awarded under one of the Plans the name of the holder of such option, the domicile address of such holder, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date. Except for such Company Options listed in Section 3.3(b) of the Disclosure Schedule, there are no options, warrants, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of the Company or obligating the, Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, right, convertible security, commitment or agreement. Section 3.3(b) of the Disclosure Schedule also sets forth the name of the holder of any shares of capital stock of the Company subject to vesting (including rights of repurchase with regard to shares of capital stock of the Company), the number of shares of capital stock of the Company subject to vesting and the vesting schedule for such shares of capital stock of the Company, including the extent vested to date. Except as described in Section 3.3(b) of the Disclosure Schedule, no vesting provisions applicable to any Company Option or share of Company Stock will accelerate in connection with the transactions contemplated by the Merger or this Agreement. There are no rights, puts, commitments, agreements or other obligations outstanding requiring the Company or which could require the Company (with or without notice or lapse of time or both) to repurchase or redeem any shares of capital stock of the Company or any Company Options. There are no outstanding authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. Subject to the rights of any dissenting stockholders, as a result of the Merger, Parent will be the record and sole beneficial owner of all outstanding capital stock of the Surviving Corporation and all rights to acquire or receive any capital stock of the Surviving Corporation, whether or not such capital stock is outstanding.

     3.4 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement, any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders of the Company. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and any Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The "RELATED AGREEMENTS" shall mean all ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including without limitation the Voting Agreements, Affiliate Agreements, Employment Agreements and Stockholder's Representation Statements (each as defined elsewhere herein).

     3.5 NO CONFLICT. The execution and delivery of this Agreement and any Related Agreements by the Company do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or any of the Subsidiaries, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or any of the Subsidiaries or any of their respective properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of the Subsidiaries or their respective properties or assets.

     3.6 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or, to the Knowledge of the Company, foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with the Company or any of the Subsidiaries (so as not to trigger any Conflict), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws,
(ii) the filing of the Merger Certificate with the Secretary of State of Delaware, (iii) notification requirements of the Hart-Scott-Rodino Anti-Trust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT") and (iv) such other consents and approvals as may be identified in Section 3.6 of the Disclosure Schedule.

     3.7 COMPANY FINANCIAL STATEMENTS. Section 3.7 of the Disclosure Schedule sets forth the Company's audited financial statements (balance sheet and statements of income, cash flows and stockholders' equity (the "AUDITED FINANCIALS")) as of and for the years ended December 31, 1994, 1995, and 1996 and unaudited Financial Statements as of and for the nine month periods ended September 30, 1996 and 1997 (the "UNAUDITED FINANCIALS"). In addition, the Company will prepare and cause to be audited financial statements as of and for the period ended September 30, 1997 (the "SEPTEMBER 30 AUDITED FINANCIALS"), pursuant to Section 6.4. The Audited Financials and the Unaudited Financials have been prepared, and the September 30 Audited Financials will be prepared, in accordance with GAAP applied on a basis consistent throughout the periods indicated (except that the Unaudited Financials do not contain all the notes that may be required by GAAP). The Audited Financials and the Unaudited Financials present fairly, and the September 30 Audited Financials will present fairly, the consolidated financial condition, consolidated operating results and consolidated cash flows of the Company and any consolidated subsidiaries as of the dates and during the periods indicated therein. The Company's unaudited consolidated balance sheet as of September 30, 1997, included in Section 3.7 of the Disclosure Schedule, shall be referred to as the "CURRENT BALANCE SHEET."

     3.8 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of the Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), (each, a "LIABILITY") other than any such Liability which (i) is reflected on the Current Balance Sheet, individually or in the aggregate, or (ii) has arisen in the ordinary course of business consistent with industry practice which, together with all other Liabilities not reflected on the Current Balance Sheet, does not exceed Fifty Thousand Dollars ($50,000) in the aggregate.

     3.9 NO CHANGES. Since September 30, 1997, there has not been, occurred or arisen any:

          (a) new customer contract or modification to existing contracts which would result in a loss or increase to reserves for losses;

          (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company or any of the Subsidiaries;

          (c) capital expenditure or commitment by the Company or any of the Subsidiaries, exceeding Ten Thousand Dollars ($10,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, except as disclosed in Section 3.9(c) of the Disclosure Schedule;

          (d) destruction of, damage to or loss of any material assets, business or customer of the Company or any of the Subsidiaries (whether or not covered by insurance);

          (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of the Subsidiaries;

          (g) revaluation by the Company or any of the Subsidiaries of any of their assets;

          (h) declaration, setting aside or payment of a dividend or other distribution with respect to the Company capital stock or the capital stock of any of the Subsidiaries or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;

          (i) increase in the salary or other compensation payable or to become payable by the Company or any of the Subsidiaries to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company or any of the Subsidiaries, except as disclosed in Section 3.9(i) of the Disclosure Schedule;

          (j) any material agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of the Subsidiaries is a party or by which they or any of their assets are bound or any termination, extension, amendment or modification of the terms of any such agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of the Subsidiaries are a party or by which they or any of their assets is bound, except as disclosed in Section 3.9(j) of the Disclosure Schedule;

          (k) sale, lease, license or other disposition of any of the assets or properties of the Company or any of the Subsidiaries or any creation of any security interest in such assets or properties, except as disclosed in Section 3.9(k) of the Disclosure Schedule;

          (l) hiring of new employees, except as disclosed in Section 3.9(l) of the Disclosure Schedule;

          (m) loan by the Company or any of the Subsidiaries to any person or entity, except as disclosed in Section 3.9(m) of the Disclosure Schedule, or incurring by the Company or any of the Subsidiaries of any indebtedness, guaranteeing by the Company or any of the Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of the Subsidiaries or guaranteeing of any debt securities of others except for advances to employees for travel and business expenses in the ordinary course of business, consistent with industry practice;

          (n) waiver or release of any right or claim of the Company or any of the Subsidiaries including any write-off or other compromise of any account receivable of the Company or any of the Subsidiaries, except as disclosed in
Section 3.9(n) of the Disclosure Schedule;

          (o) the commencement of, or the notice or threat made to the Company of any action, suit or other adverse legal proceeding of any nature pending against the Company or any of the Subsidiaries, their respective properties or any of their officers or directors, nor is the Company aware that any third party is contemplating any such adverse legal proceeding;

          (p) notice of any claim or potential claim made to the Company of ownership by any person other than the Company or any of the Subsidiaries of the Company Intellectual Property (as defined in Section 3.13) or of infringement by the Company or any of the Subsidiaries of any other person's Intellectual Property, nor is the Company aware that any third party is contemplating any such claim or potential claim;

          (q) issuance or sale, or contract to issue or sell, by the Company or any of the Subsidiaries of any shares of Company Stock or the capital stock of any of the Subsidiaries or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing, except for any exercise prior to the Effective Time of any of the Company Options outstanding as of the date hereof and listed on Schedule 3.9(q).

          (r) (i) selling or entering into any license agreement with respect to the Company's intellectual property with any third party (other than nonexclusive OEM, VAR or other distribution agreements terminable within 30 days of providing notice and other than end user agreements, with each of the same being entered into in the ordinary course of business consistent with industry practice) or (ii) buying or entering into any license agreement with respect to the intellectual property of any third party other than licenses of shrink-wrapped software and other generally available commercial software;

          (s) any other event or condition of any character not contemplated by the foregoing paragraphs of this Section 3.9 that may have a Material Adverse Effect on the Company, other than events or conditions affecting the Company's industry generally;

          (t) any other transaction by the Company not contemplated by the foregoing paragraphs of this Section 3.9 which is not in the ordinary course of business consistent with industry practice;

          (u) agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (t).

     3.10 TAX MATTERS.

          (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  TAX RETURNS AND AUDITS.

                 (i) As of the Effective Time the Company and each Subsidiary will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports including any extensions (the "RETURNS") relating to any and all Taxes concerning or attributable to the Company, each Subsidiary, or their operations and such Returns are true and correct and have been completed in accordance with applicable law.

                (ii) As of the Effective Time the Company and each Subsidiary (A) will have timely paid all Taxes it is required to pay and will have timely withheld with respect to their employees all federal and state income taxes, FICA, and other Taxes required to be withheld, and (B) will have accrued on the Current Balance Sheet all Taxes attributable to the periods covered by the Current Balance Sheet and will not have incurred any liability for Taxes for the period prior to the Effective Time other than in the ordinary course of business.

               (iii) There is no Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed against the Company or any of the Subsidiaries, nor has the Company or any of the Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                (iv) No audit or other examination of any Return of the Company or any of the Subsidiaries is presently in progress, nor has the Company or any of the Subsidiaries been formally or informally notified of any request for such an audit or other examination.

                 (v) Neither the Company nor any of the Subsidiaries has any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company and the Subsidiaries have no knowledge of any reasonable basis for the assertion of any such liability attributable to the Company, the Subsidiaries, their assets or operations. No Tax liabilities have been incurred since the date of the Current Balance Sheet other than in the ordinary course of business.

                (vi) The Company and the Subsidiaries have made available to Parent or its legal counsel, copies of all foreign, federal and state income and all state sales and use Returns for the Company and the Subsidiaries filed for all periods requested.

               (vii) There are no Liens on the assets of the Company or any of the Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

              (viii) Neither the Company nor any of the Subsidiaries has any knowledge of any basis on which it is reasonable to anticipate the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of the Subsidiaries.

                (ix) None of the Company's or the Subsidiaries' assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                 (x) Neither the Company nor any Subsidiary has a permanent establishment in any country other than the United States, except for certain Subsidiaries which have a permanent establishment in the United Kingdom and the Netherlands.

                (xi) Neither the Company nor any of the Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection
(f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of the Subsidiaries.

               (xii) Neither the Company nor any of the Subsidiaries is a party to any tax sharing, indemnification or allocation agreement, except as disclosed in Section 3.10(b)(xii) of the Disclosure Schedule, nor does the Company owe any amount under any such agreement. Neither the Company nor any of the Subsidiaries has been, or been required to be, included in a consolidated, combined or unitary Return that included an entity other than the Company and the Subsidiaries.

              (xiii) The Company's and each Subsidiary's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

               (xiv) Neither the Company nor any of the Subsidiaries is, and neither has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

                (xv) No net operating losses of the Company have been or should have been carried back to a prior year.

               (xvi) The Company has all documentation required to support its research and development and general business tax credits.

          (c) EXECUTIVE COMPENSATION TAX. There is no contract, agreement, plan or arrangement to which the Company or any of the Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of the Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

     3.11 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of the Subsidiaries is a party or otherwise binding upon the Company or any of the Subsidiaries which has or is reasonably likely to have the effect of prohibiting or impairing any business practice of the Company or any of the Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of the Subsidiaries or the conduct of business by the Company or any of the Subsidiaries. Without limiting the foregoing, neither the Company nor any of the Subsidiaries has entered into any agreement under which the Company or any of the Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market, except as disclosed in Section 3.11 of the Disclosure Schedule.

     3.12 TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

          (a) Neither the Company nor any of the Subsidiaries owns any real property, or ever owned any real property. Section 3.12(a) of the Disclosure Schedule sets forth a list of all real property currently leased by the Company or any of the Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

          (b) The Company and each Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Current Balance Sheet and except for Liens for Taxes not yet due and payable, mechanics liens and other similar statutory liens, zoning and use restrictions of general application and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

          (c) The items of equipment (the "EQUIPMENT") owned or leased by the Company or any of the Subsidiaries and used in their respective businesses are,
(i) adequate for the conduct of the business of the Company or any of the Subsidiaries as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

          (d) The Company and each Subsidiary has possession of all material files relating to current and former customers of the Company and the Subsidiaries (the "CUSTOMER INFORMATION").

     3.13  INTELLECTUAL PROPERTY.

          (a) For the purposes of this Agreement, the following terms have the following definitions:

               "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information or technology, know how, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses and domain names; (ix) any similar, corresponding or equivalent rights to any of the foregoing and (x) all documentation related to any of the foregoing.

               "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is (i) owned by or (ii) exclusively licensed to the Company or any of the Subsidiaries.

               "REGISTERED INTELLECTUAL PROPERTY" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

          (b) Section 3.13(a) of the Disclosure Schedule lists all Registered Intellectual Property owned by, or filed in the name of, the Company or any of the Subsidiaries (the "COMPANY REGISTERED INTELLECTUAL PROPERTY") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

          (c) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 3.13(a) of the Disclosure Schedule, is free and clear of any Liens. The Company (i) is the exclusive owner of all registered trademarks and trade names used in connection with the operation or conduct of the business of the Company or any of the Subsidiaries and has adequate rights to use all other trademarks and trade names used in that regard, including the sale of any products or technology or the provision of any services by the Company or any of the Subsidiaries and (ii) owns exclusively, and has good title to, all copyrighted works that are the Company's or any of the Subsidiaries' products or other works of authorship that the Company or any of the Subsidiaries otherwise purport to own.

          (d) To the extent that any Intellectual Property has been developed or created by any person other than the Company or any of the Subsidiaries for which the Company or any of the Subsidiaries has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

          (e) Other than customer license agreements which are non-exclusive and involve the nontransferable license of object code only, neither the Company nor any of the Subsidiaries has transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other person.

          (f) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company's or any of the Subsidiaries' business as it currently is conducted, including, without limitation, the design, development, manufacture, use (excepting (i) customer specific data or customer logos, and (ii) other Intellectual Property generally available from third party vendors on commercially reasonable terms, such as testing software), import and sale of the products, technology and services of the Company or any of the Subsidiaries (including products, technology or services currently under development).

          (g) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in
Section 3.13(g) of the Disclosure Schedule include all contracts, licenses and agreements, to which the Company or any of the Subsidiaries is a party with respect to any Intellectual Property of a third party. No person other than the Company has ownership rights to improvements made by the Company in Intellectual Property of a third party which has been licensed to the Company.

          (h) Section 3.13(h) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of the Subsidiaries and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any of the Subsidiaries or such other person of the Intellectual Property of any person other than the Company or any of the Subsidiaries.

          (i) The operation of the business of the Company and the Subsidiaries as each currently is conducted or is reasonably contemplated to be conducted, including but not limited to the Company's and the Subsidiaries' design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company or any of the Subsidiaries does not infringe or misappropriate the Intellectual Property of any person, violate the privacy or publicity rights of any person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of the Subsidiaries has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of the Subsidiaries infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company aware of any basis therefor).

          (j) All necessary registration, maintenance and renewal fees have been paid in connection with each item of the Company Registered Intellectual Property and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. In each case in which the Company has purchased any Intellectual Property rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

          (k) There are no contracts, licenses or agreements between the Company or any of the Subsidiaries and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company or any of the Subsidiaries regarding the scope of such agreement, or performance under such agreement including with respect to any material payments to be made or received by the Company thereunder.

          (l) Except as disclosed in Section 3.13(l) of the Disclosure Schedule, to the Knowledge of the Company, no person is infringing or misappropriating any material portion of the Company's Intellectual Property.

          (m) The Company and each Subsidiary has taken commercially reasonable steps that are required to protect the Company's and the Subsidiaries' rights in confidential information and trade secrets of the Company and the Subsidiaries or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor who performs work on the development of Company Intellectual Property or has access to material confidential information of the Company to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and all such current and former employees, consultants and contractors of the Company and the Subsidiaries have executed such an agreement.

          (n) No Intellectual Property of the Company is subject to any proceeding or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property, except as disclosed in Section 3.13(n) of the Disclosure Schedule.

          (o)  No (i) publication of the Company or any of the Subsidiaries,
(ii) material published or distributed by the Company or any of the Subsidiaries or (iii) conduct or statement of the

Company or any of the Subsidiaries constitutes obscene material, a defamatory statement or material, false advertising.

     3.14  AGREEMENTS, CONTRACTS AND COMMITMENTS.

          (a) Neither the Company nor any of the Subsidiaries is a party to nor is either bound by:

               (i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, except as disclosed in Section 3.14(a)(i) of the Disclosure Schedule,

               (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except as disclosed in Section 3.14(a)(ii) of the Disclosure Schedule,

               (iii)  any fidelity or surety bond or completion bond,

               (iv) any lease of personal property having a value individually in excess of Ten Thousand Dollars ($10,000) or Fifty Thousand Dollars ($50,000) in the aggregate, except as disclosed in Section 3.14(a)(iv) of the Disclosure Schedule,

               (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of the Subsidiaries to engage in any line of business or to compete with any person, except as disclosed in Section 3.14(a)(v) of the Disclosure Schedule,

               (vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of Ten Thousand Dollars ($10,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, except as disclosed in Section 3.14(a)(vi) of the Disclosure Schedule,

               (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business consistent with industry practice,

               (viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit,

               (ix) any purchase order or contract for the purchase of materials involving in excess of Ten Thousand Dollars ($10,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, except as disclosed in
Section 3.14(a)(ix) of the Disclosure Schedule,

               (x)    any construction contracts, except as disclosed in
Section 3.14(a)(x) of the Disclosure Schedule,

               (xi) any distribution, joint marketing or development agreement, except as disclosed in Section 3.14(a)(xi) of the Disclosure Schedule, or

               (xii) any other agreement, contract or commitment that involves Ten Thousand Dollars ($10,000) or more.

          (b) The Company and each Subsidiary is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of the Subsidiaries is a party or by which it is bound referenced in Section 3.14(a) (including the Disclosure Schedule sections referenced to therein) (collectively a "CONTRACT"), nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and, except as otherwise disclosed in Section 3.14(b) of the Disclosure Schedule, to the Knowledge of the Company is not subject to any default thereunder by any party obligated to the Company or any of the Subsidiaries pursuant thereto. The Company has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification after the Closing. Following the Effective Time, the Company or the Subsidiaries, as applicable, will be permitted to exercise all of the Company's or the Subsidiaries', as applicable, rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or the Subsidiaries, as applicable, would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

     3.15 INTERESTED PARTY TRANSACTIONS. To the Knowledge of the Company, no officer, director or Stockholder of the Company or any of the Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, material services, products or technology that the Company or any of the Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of the Subsidiaries any material goods or services or (iii) a beneficial interest in any material Contract; provided, that ownership of no more than ten percent (10%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 3.15.

     3.16  GOVERNMENTAL MATTERS.

          (a) AUTHORIZATIONS AND PERMITS. Section 3.16(a) of the Disclosure Schedule accurately lists each material consent, license, permit, grant or other authorization issued to the Company or any of the Subsidiaries by a Governmental Entity (i) pursuant to which the Company or any of the Subsidiaries currently operate or hold any interest in any of their properties or (ii) which is required for the operation of their business or the holding of any such interest (herein collectively called "COMPANY AUTHORIZATIONS"). The Company Authorizations are in full force and effect.

          (b) GSA COMPLIANCE. Neither the Company nor any of the Subsidiaries has any liability or exposure, whether known or unknown, accrued, absolute, contingent, reserved or otherwise, related to compliance with the rules and regulations established by the General Services Administration.

     3.17 LITIGATION. Except as described in Section 3.17 of the Disclosure Schedule, to the Company's Knowledge, there is no action, suit or other adverse legal proceeding of any nature pending against the Company or any of the Subsidiaries, their respective properties or any of their officers or directors, nor, to the Knowledge of the Company or any of the Subsidiaries, is any such action, suit or other adverse legal proceeding threatened nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation pending against the Company or any of the Subsidiaries, their respective properties or any of their officers or directors nor is there any such investigation threatened or any reasonable basis therefor by or before any Governmental Entity. No Governmental Entity has at any time challenged in writing the legal right of the Company or any of the Subsidiaries to conduct its operations as presently or previously conducted.

     3.18  BALANCE SHEET ITEMS.

          (a)  ACCOUNTS RECEIVABLE.     The Company has made available to Parent
a list of all accounts receivable of the Company and the Subsidiaries ("ACCOUNTS RECEIVABLE") as of September 30, 1997 along with a range of days elapsed since invoice. All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. No person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

          (b) INVENTORIES. The Company has made available to Parent a list of all parts on hand at September 30, 1997, valued at standard cost. The value of all such parts, valued at standard cost, in the aggregate (net of any reserves for inventory valuation), is not less than actual cost when purchased by a variance greater than 2%, computed on a first in first out (FIFO) basis. It is understood that any such adverse variance in excess of 2% shall, on a dollar for dollar basis, constitute a General Loss for the purposes of Section 8.2. The Closing Balance Sheet shall reflect sufficient reserves for any parts on hand or on order which are in excess of the Company's requirements through September 30, 1998. The Company's reserves for inventory reflected on the September 30 Audited Financials are, and the Company's reserves for inventory reflected on the Closing Balance Sheet will be, adequate in accordance with GAAP.

          (c) WARRANTY RESERVE. The Company has made available to Parent a calculation of the warranty reserve included on the Current Balance Sheet. Such reserve is adequate to cover expenses to be incurred after September 30, 1997 related to warranties (whether written or verbal) given to customers for products sold prior to September 30, 1997. The Company is not aware of any specific fault in products in warranty as of September 30, 1997 which would require any separate and specific reserve in accordance with GAAP. Additionally nothing has occurred between September 30, 1997 and the date hereof, nor shall anything occur between the date hereof and the Closing Date, which would require additional warranty reserves to be included in the Closing Balance Sheet.

          (d) SALES RETURNS RESERVE. The Company has made available to Parent a calculation of the sales returns reserve included in the Current Balance Sheet. Such reserve is adequate to cover returns for proper sales, other than returns made as part of sales of new equipment made by the Surviving Corporation after the Effective Time. It is understood that any sales returns related to revenue recognized prior to the Effective Time which are in excess of the sales returns reserve included in the Closing Balance Sheet shall constitute a General Loss on a dollar for dollar basis, pursuant to Section 8.2.

          (e) FIXED ASSETS. The Company has made available to Parent a listing of the fixed assets of the Company included in the Current Balance Sheet together with the related accumulated depreciation for each asset. All such assets as of such date were owned by the Company free from any encumbrances and have not been subsequently sold.

     3.19 MINUTE BOOKS. The minutes of the Company and the Subsidiaries made available to counsel for Parent reasonably document all meetings of the Board of Directors (or committees thereof) of the Company and the Subsidiaries and their Stockholders or actions by written consent since the time of incorporation of the Company.

     3.20  ENVIRONMENTAL MATTERS.

          (a) HAZARDOUS MATERIAL. Neither the Company nor any of the Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of the Subsidiaries has at any time owned, operated, occupied or leased; or (ii) illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "HAZARDOUS MATERIAL"), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present, whether or not as a result of any action by the Company, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

          (b) HAZARDOUS MATERIALS ACTIVITIES. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, nor has the Company or any of the Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) PERMITS. The Company and each Subsidiary currently hold all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's and the Subsidiaries' Hazardous Material Activities, respectively, and other businesses of the Company and the Subsidiaries as such activities and businesses are currently being conducted.

          (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of the Subsidiaries or concerning any land or improvement that the Company has at any time owned, operated, occupied or leased. There is no fact or circumstance which could involve the Company or any of the Subsidiaries in any environmental litigation or impose upon the Company or any of the Subsidiaries any environmental liability.

     3.21  BROKERS; SCHEDULE OF FEES AND EXPENSES.  Except as described in
Section 3.21 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has incurred, nor will it incur directly or indirectly any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

     3.22  EMPLOYEE BENEFIT PLANS AND COMPENSATION.

          (a) For purposes of this Section 3.22, the following terms shall have the meanings set forth below:

               (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

               (ii) "EMPLOYEE PLAN" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonuses, severance, termination pay, deferred compensation, pensions, profit sharing, performance awards, stock or stock-related awards, fringe benefits or employee benefits, whether formal or informal, written or otherwise, funded or unfunded and whether or not legally binding, including without limitation, any plan which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise; and

               (iii) "EMPLOYEE" shall mean any current, former, or retired employee, consultant, officer, or director of the Company or any Affiliate.

               (iv) "EMPLOYEE AGREEMENT" shall refer to each employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee;

          (b) Section 3.22(b) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan and each Employee Agreement. All liabilities related to such plans have been properly reserved on the Current Balance Sheet to the extent required by GAAP, except liabilities incurred since the date of such balance sheet in the ordinary course of business. Except as set forth in Section 3.22(b) of the Disclosure Schedule, the Company does not have any plan or commitment, whether legally binding or not, to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c) DOCUMENTS. The Company has provided to Parent, (i) correct and complete copies of all documents embodying each Employee Plan and each Employee Agreement including all amendments thereto and copies of all forms of agreement and enrollment used therewith; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Employee Plan or related trust; (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan; (v) the two most recent IRS determination letters and rulings relating to Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") delivered or received within the five (5) year period preceding the Closing Date with respect to any Employee Plan; (vi) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (vii) all material agreements and contracts relating to each Employee Plan, including but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; and
(viii) all communications material to any Employee or Employees, which have been communicated or proposed within the three (3) year period preceding the Closing Date, relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Affiliates.

          (d) EMPLOYEE PLAN COMPLIANCE. (i) The Company and each Affiliate has performed all obligations required to be performed by it under each Employee Plan and each Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Plan from the IRS or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of the Company threatened or anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (v) each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent, Sub or any Affiliate (other than liabilities specified therein and ordinary administration expenses typically incurred in a termination event); (vi) there are no inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or DOL with respect to any Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) or Section 502(l) of ERISA or Section 4975 through 4980 of the Code.

          (e) PENSION PLANS. Neither the Company nor any of its Affiliates now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan, within the meaning of Section 3(2) of ERISA, which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (f) MULTIEMPLOYER PLANS. At no time has the Company or any of its Affiliates contributed to or been requested to contribute to any multiemployer plan within the meaning of Section 3(37) of ERISA.

          (g) NO POST-EMPLOYMENT OBLIGATIONS. No Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither the Company nor any of its Affiliates has represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

          (h) NO COBRA OR HIPAA VIOLATION. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of (i) the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar provisions of state law applicable to its employees or (ii) the requirements of Health Insurance Portability and Accountability Act of 1996.

          (i) EFFECT OF TRANSACTION; OTHER SEVERANCE OR CONTINUATION OBLIGATIONS. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. Neither the Company nor any of its Affiliates has or will have as of the Effective Time any other liability, whether known or unknown, accrued, absolute, contingent, matured or other, to make any salary continuation payment, severance payment or other similar obligation to any Employee except as shall be provided on the Closing Balance Sheet.

          (j) EMPLOYMENT MATTERS. The Company and each Affiliate (i) is in compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees and (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

          (k) LABOR. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company threatened. The Company is not involved in or threatened with any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company, Parent or Sub. Neither the Company nor any of its Affiliates has engaged in any unfair labor practices which could, individually or in the aggregate, directly or indirectly result in a liability to the Company, the Subsidiaries, Parent, Sub or any Affiliate. Neither the Company nor any of its Affiliates, is presently, nor have any of them it in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Affiliates.

          (l) NO INTERFERENCE OR CONFLICT. To the Knowledge of the Company, no Stockholder, officer, employee or consultant of the Company is obligated under any contract or agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such person's efforts to promote the interests of the Company or any of the Subsidiaries or that would interfere with the Company's or any of the Subsidiaries' business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's or the Subsidiaries' business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company's or any of the Subsidiaries' business as presently conducted or proposed to be conducted, will, to the Company's Knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees or consultants is now bound.

          (m) CONTRIBUTIONS. All contributions required to be made to each Employee Plan have been timely and completely made. All such contributions are fully deductible by the Company and its Affiliates for income tax purposes, such deductions have not been challenged or disallowed by any government entity (nor does the Company have any reason to believe that such deductions are not allowable), and all amounts properly accrued as unpaid liabilities of the Company and its Affiliates with respect to each Employee Plan for the current plan year have been recorded on the Company's or the Affiliates' books and will be reflected on the Closing Balance Sheet.

           (n) PAYMENTS. All benefits and other payments required to be made under or by any Employee Plan or Employee Agreement have been completely and timely paid.

           (o) CODE SECTION 280G. Neither the Company nor any Subsidiaries has any obligations to pay severance benefits that will arise solely as a result of the transactions contemplated by this Agreement, except as described in
Section 3.22(o) of the Disclosure Schedule, and no benefit obligations have given or will give rise to an "excess parachute payment," as such term is defined in Section 280G of the Code.

           (p) EMPLOYEE WELFARE BENEFIT PLANS; LIABILITIES FOR MEDICAL
CLAIMS. With respect to each Employee Plan which is a self-insured "employee welfare benefit plan" (within the meaning of Section 3(1) or ERISA), no claims have been made pursuant to any such Plan that have not yet been paid or otherwise accrued on the Company's or the Affiliates' books and, to the Company's Knowledge, no injury, sickness or other medical condition has been incurred with respect to which claims may be made pursuant to any such Plan and the Company and its Affiliates do not have and will not have as of the Effective Time any liability, whether known or unknown, accrued, absolute, contingent, matured or other, for any medical claims, other than any such claims to the extent for which a reserve has been provided in the Current Balance Sheet.

           (q) COMPLIANCE WITH WARN ACT. The Company and its Affiliates have complied with all federal and state laws, rules and regulations related to each termination of a former employee, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988.

           (r) FORMS 5500. The Company and its Affiliates have filed all Forms 5500 in a timely manner, and such Forms were correctly prepared in all material respects and are not subject to any late filing fees.

Solely for purposes of this Section 3.22, the term Company includes any controlled group (within the meaning of Section 414(b) of the Code) of which the Company is a member, all trades or businesses under common control (within the meaning of Section 414(c) of the Code) of which the Company is a member, and all affiliated service groups (within the meaning of Section 414(m) of the Code) of which the Company is a member. The Company is not a member of any controlled group, any trade or business under common control, or any affiliated service group.

     3.23 INSURANCE. Section 3.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate, as well as all premiums for such policies and loss runs for three years. There is no claim by the Company or any Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Affiliates are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

     3.24 COMPLIANCE WITH LAWS. The Company and each Subsidiary has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

     3.25 WARRANTIES; INDEMNITIES. Neither the Company nor any of the Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company, other than warranties or indemnities given in the ordinary course of business consistent with industry practice, in each case for a warranty period not exceeding fifteen (15) months from date of end user purchase, except as disclosed in Section 3.25 of the Disclosure Schedule.

     3.26 COMPLETE COPIES OF MATERIALS. The Company has delivered or made available true and complete copies of each document (or summaries of same) within its possession or control that has been requested by Parent or its counsel.

     3.27 REPRESENTATIONS COMPLETE. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement or (as such statement relates to the Company) furnished in or in connection with documents mailed or delivered to the Stockholders for use in soliciting their consent to this Agreement and the Merger contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     3.28 INTERNEX ACCOUNT RECEIVABLE. The Company warrants that prior to March 1, 1998 the Surviving Corporation shall have received payment in full of the accounts receivable due from InterNex Information Services, Inc. as reflected on the Closing Balance Sheet (the "InterNex Receivable"). Any shortfall in the amount received by the Surviving Corporation shall constitute a General Loss for the purposes of Section 8.2.


                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company that on the date hereof and as of the Effective Time as though made at the Effective Time as follows:

     4.1 ORGANIZATION, STANDING AND POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated hereby.

     4.2 PARENT CAPITAL STRUCTURE. As of the date hereof, Parent's capitalization has not changed materially from the capitalization set forth in the SEC documents (as defined below).

     4.3 AUTHORITY. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, any Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent or Sub is a party have been duly executed and delivered by Parent or Sub, as the case may be, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of Parent and Sub, as the case may be, enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.4 NO CONFLICT. The execution and delivery of this Agreement and any Related Agreements by the Parent and Sub do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in Conflict with (i) any provision of the Articles of Incorporation or Bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or Sub or their respective properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or their respective properties or assets.

     4.5 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with Parent or Sub (so as not to create any Conflict), is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby or thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and
(ii) notification requirements of the HSR Act.

     4.6 SEC DOCUMENTS; PARENT FINANCIAL STATEMENTS. Parent has furnished the Company with a true and complete copy of its filings with the SEC of the following: (i) its report on Form 10-K for the year ended December 31, 1996,
(ii) its reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, (iii) its Annual Report to its stockholders covering the fiscal year ended December 31, 1996, and (iv) its Proxy Statement to its stockholders for its 1997 annual meeting and will furnish the Company with a true and complete copy of all filings with the SEC made prior to the Effective Time (collectively, the "SEC DOCUMENTS"). As of their respective filing dates, the SEC Documents complied, or as of any respective future filing date will comply, in all material respects with the requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended, as applicable and none of the SEC Documents contained, or as of any respective future filing date will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of

Parent, including the notes thereto, included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the financial position of Parent at the respective dates thereof and of its operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

     4.7 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Parent nor any statement made in any Schedule or certificate furnished by Parent pursuant to this Agreement contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     4.8 PARENT COMMON STOCK. The shares of Parent Common Stock to be issued pursuant to this Agreement, when issued in accordance with this Agreement, will, assuming the accuracy of the representations contained in Article III hereof, be validly issued, fully paid and non-assessable.


                                      ARTICLE V

                         CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing), to carry on the Company's and the Subsidiaries' business in the ordinary course consistent with reasonable practice, to pay the debts and Taxes of the Company and the Subsidiaries when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use their reasonable commercial efforts consistent with past practice and policies to preserve intact the Company's and the Subsidiaries' present business organizations, keep available the services of the Company's and the Subsidiaries' present officers and key employees and preserve the Company's and the Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time. The Company shall notify Parent at reasonable times of any event or occurrence or emergency not in the ordinary course of business of the Company or any of the Subsidiaries and at reasonable times any material event involving the Company or any of the Subsidiaries. Except as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of the Subsidiaries to, without the prior written consent of Parent:

           (a) Enter into any license agreement with respect to the Intellectual Property of any person or entity except for licenses on standard terms for commonly available software;

           (b) License, sell or transfer to any person or entity any rights in or to the Company Intellectual Property except for nonexclusive, or terminable (within thirty (30) days of providing notice)

OEM, VAR or other distribution arrangements or end user agreements entered into in the ordinary course of business consistent with industry practice;

           (c) Enter into or effect any material amendment to any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of the Company or any of the Subsidiaries;

           (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate in any material way the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

           (e) Commence or settle any litigation (in which case Parent's consent will not be unreasonably withheld);

           (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock;

           (g) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities; provided, however, that this Section 5.1(g) shall not apply to securities issued upon exercise of any Company Options outstanding on the date hereof or the Effective Time or conversion of Company Preferred Stock outstanding on the date hereof;

           (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

           (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's and its Subsidiaries' business taken as a whole;

           (j) Sell, lease, license or otherwise dispose of any of its properties or assets;

           (k) Incur any indebtedness for borrowed money other than borrowings not exceeding Fifty Thousand Dollars ($50,000) in the aggregate or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities of others;

           (l) Grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

           (m) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except in each case payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

           (n) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees, except as part of the normal review process for persons below the director and officer levels, or accelerate the vesting of any outstanding Company Option or any Company Stock subject to vesting other than as currently provided for in existing agreement;

           (o) Revalue any of its assets, including without limitation writing up the value of inventory or accounts receivable or writing off notes other than in the ordinary course of business consistent with industry practice;

           (p) Pay, discharge or satisfy, in an amount in excess of Ten
Thousand Dollars ($10,000) (in any one case) or Fifty Thousand Dollars ($50,000) (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with industry practice of liabilities reflected or reserved against in the Current Balance Sheet;

           (q) Make or change any material election or Return filing in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

           (r) Enter into any strategic alliance or joint marketing arrangement or agreement;

           (s) Enter into any commitment or transaction not in the ordinary course of business consistent with industry practice;

           (t) Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (s) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     5.2 NO SOLICITATION. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 9.1 hereof, the Company will not take (and the Company will use its best efforts to ensure that none of the Company's officers, directors, agents, representatives or affiliates take) directly or indirectly, any of the following actions (except as contemplated by this Agreement in connection with the proposed Merger) with any party other than Parent and its designees: (a) solicit, encourage, initiate, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company or any of the Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock (whether or not currently outstanding) or assets, or assist or cooperate with any person to make any proposal with respect to any of the foregoing;
(b) disclose or provide any information with respect to the Company, its business or properties, or afford access to its properties, books or records, to any person, other than Parent, relating to the possible acquisition of the Company or any of the Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock (whether or not currently outstanding) or assets; (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company or any of the Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its capital stock (whether or not currently outstanding) or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of its or their capital stock or assets (including any Subsidiary) by any person, other than by Parent. In addition to the foregoing, if the Company receives prior to the earlier of the Effective Time or the termination of this Agreement any offer, proposal, or request relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.


                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

     6.1   REGISTRATION.

           (a) Within sixty (60) days following the Effective Time, but not prior to December 21, 1997, the Parent shall prepare and file with the SEC a Registration Statement on Form S-3 (the "S-3") to register under the 1933 Act, all shares of Parent Common Stock issued in connection with the Merger. The Company shall provide to Parent and its counsel for inclusion in the S-3, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Company and its stockholders as Parent or its counsel may reasonably request. Parent shall use its reasonable commercial efforts to respond to any comments of the SEC, with the reasonable assistance and consent of the Company, to have the S-3 declared effective under 1933 Act as promptly as practicable after such filing, and to cause the prospectus incorporated therein to be mailed to the Company's Stockholders who receive Parent Common Stock on the Merger at the earliest practicable time after the S-3 has been declared effective by the SEC. Whenever any event occurs which should be set forth in an amendment or supplement to the S-3 filing, Parent or the Company, as the case may be, shall promptly inform the other company of such occurrence and cooperate in filing with the SEC such amendment or supplement. Except as provided by
Section 6.1(b), Parent shall use reasonable commercial efforts to maintain the effectiveness of such S-3 until twelve (12) months following the Effective Time.

           (b) Parent shall have the right, upon giving notice of the exercise of such right (the "DELAY NOTICE") to each Stockholder of the Company who receives Parent Common Stock, to require the Stockholders of the Company not to sell any Parent Common Stock pursuant to the S-3 filed pursuant to Section
6.1 for a reasonable period (as determined in good faith by the Board of Directors of Parent (the "BOARD")) from the date on which such notice is given, if (i)(A) Parent is engaged in or proposes to engage in discussions or negotiations with respect to, or has proposed or taken a substantial step to commence, or there otherwise is pending, any merger, acquisition, other form of business combination, divestiture, tender offer, financing or other transaction, or there is an event or state of facts relating to Parent, in each case which is material to Parent (as determined in good faith by the Board) (any such negotiation, step, event or state of facts being herein called a "MATERIAL ACTIVITY"), (B) in the reasonable judgment of the Board, after consultation with counsel, disclosure of such Material Activity would be necessary or advisable so as to permit the Parent Common Stock to be sold in compliance with applicable laws and
(C) such disclosure would, in the reasonable judgment of the Board, be adverse to the interests of Parent, or (ii) the Board, in its reasonable judgment, deems it necessary to file a post-effective amendment to the S-3 or to prepare a supplement to, or otherwise amend, the form of prospectus contained therein; and during any such period each Stockholder agrees not to sell any Parent Common Stock under the S-3 for such period of time as the Board, upon the advice of counsel, may in good faith deem advisable.

     6.2 ACCESS TO INFORMATION. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's and the Subsidiaries' properties, books, contracts, commitments and records; (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and the Subsidiaries as Parent may reasonably request and (c) all key employees of the Company and the Subsidiaries as may be identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including supporting documentation) promptly upon request. Parent shall provide to the Company copies of such publicly available information about Parent as the Company may request and shall provide to the Company reasonable access to appropriate members of its management in this regard. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     6.3 CONFIDENTIALITY. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidentiality Agreement effective as of October 26, 1997 between the Company and Parent.

     6.4   SEPTEMBER 30 AUDIT.  As soon as practicable after September 30,
1997, the Company shall prepare and shall cause to be audited by Ernst & Young, the financial statements (balance sheet, income statement, statement of cash flows, statement of stockholders' equity) as of and for the period ended September 30, 1997 (the "SEPTEMBER 30 AUDITED FINANCIALS") and shall deliver a copy of such September 30 Audited Financials to Parent no later than December 3, 1997. The September 30 Audited Financials shall be prepared in accordance with GAAP and shall (to the extent consistent with GAAP) be prepared consistent with the basis of accounting and procedures and methods employed by the Company. The Company and the independent auditors shall be available for periodic inquiry by Parent and Price Waterhouse LLP (independent auditors to Parent), will answer such questions as Parent or its independent auditors may have, make all work papers available to Parent and its independent auditors, and provide such additional schedules and materials as Parent may reasonably request in order to permit a meaningful review of the September 30 Audited Financials. From and after the date hereof, and until the first post-closing audited consolidated financial statements of Parent and the Surviving Corporation are disclosed, the Company and its auditors will cooperate in all reasonable respects with Parent and its auditors in the preparation of any financial analysis or valuation regarding the Company and its assets and properties deemed necessary or advisable by Parent in connection with the Merger, provided that the Parent shall bear all reasonable costs of the Company's auditors associated with preparation of any such financial analysis or valuation.

     6.5 EXPENSES. Whether or not the Merger is consummated, all expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, or, in the case of the Company if the Merger is consummated, the Surviving Corporation; provided that, in the event the Merger is consummated and Third Party Expenses of the Company exceed an aggregate of One Million Eight Hundred Twenty Five Thousand Dollars ($1,825,000.00), such excess of Third Party Expenses shall be General Losses for the purposes of Section 8.2.

     6.6 PUBLIC DISCLOSURE. Prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws and the rules and regulations of the National Association of Securities Dealers, Inc. or, in the Company's case, as necessary to comply with stockholder approval and dissenters' rights requirements, and to obtain third party consents (subject to appropriate confidentiality restrictions).

     6.7 CONSENTS. Company, Parent and Sub shall use commercially reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Disclosure Schedule) so as to preserve all rights of, and benefits to, the Company or Parent (as the case may be) thereunder.

     6.8 FIRPTA COMPLIANCE. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

     6.9 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, Company, Parent and Sub shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; it being understood that in no event shall Parent be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, or significant assets or property of Parent or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. As soon as may be reasonably practicable, Parent and the Company each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties and each party shall have requested early termination of the statutory waiting period. Parent and the Company each shall promptly (a) supply the other with any information which may be required in order to effectuate such submissions and filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or other relevant government authority, to such government authority.

     6.10 NOTIFICATION OF CERTAIN MATTERS. Each of the parties hereto, as the case may be, shall give prompt notice to the other party of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the parties hereto, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any failure of the parties hereto, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the parties hereto pursuant to this
Section 6.10, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant by the parties hereto.

     6.11 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may reasonably be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     6.12 EMPLOYEE BENEFITS. From and after the Effective Time (or from and after January 1, 1998, for Employee Plans which shall have an effective date of termination of December 31, 1997, pursuant to Section 6.16(a)), the employees of the Surviving Corporation and their eligible dependents shall be entitled to participate in all benefit plans of the Parent to the extent eligible under the terms and conditions of such plans, excluding the Axel Johnson, Inc. Retirement Plan, without application of any pre-existing condition provisions, proof of insurability requirements, waiting periods, activity-at-work requirements or any similar conditions or requirements that would delay commencement of participation in, or limit the level of coverage under such benefit plans, and shall be credited under Parent's welfare benefit plans with the amount of any deductible or coinsurance and maximum out-of-pocket requirements satisfied in whole or in part by each such employee of the Surviving Corporation and his or her eligible dependents under the Company's welfare benefit plans as of the Effective Time with respect to the plan year in which the Effective Time occurs. Employees of the Surviving Corporation shall be credited under the Company's 401(k) Plan for time of service to the Company prior to the

Effective Time (but from no earlier than December 20, 1993), to the extent permitted by the safe harbor under Section 401(a)(4) of the Code; shall be credited for time of service to the Company prior to the Effective Time (but from no earlier than December 20, 1993) for the purposes of Parent's vacation/paid-time-off policies; and shall be credited for eligibility under the Axel Johnson, Inc. Thrift Plan and vesting thereunder (for contributions purposes)for each month that they have contributed to the Company's 401(k) Plan, but only up to a maximum of twelve (12) months. Employees of the Surviving Corporation shall not be entitled to service credit for service to the Company prior to the Effective Time, for any other plan or purpose.

     6.13 BANK DEBT. The Company shall not incur any indebtedness to any bank, any other financial institution, any other entity or any person without the prior written consent of Parent.

     6.14 VOTING AGREEMENTS. Contemporaneous with the execution of this Agreement, the Principal Stockholders, as set forth on EXHIBIT C, are entering into Voting Agreements, in substantially the form of EXHIBIT D.

     6.15 AFFILIATE AGREEMENTS. Section 6.15 of the Disclosure Schedule sets forth those persons who, in the Company's reasonable judgment, are or may be "affiliates" of the Company within the meaning of Rule 145 (each such person an "AFFILIATE") promulgated under the 1933 Act ("RULE 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Effective Time) from each of the Affiliates of the Company, an executed Affiliate Agreement in the form attached hereto as EXHIBIT E. Parent and Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

     6.16  TERMINATION OF COMPANY'S EMPLOYEE PLANS SUBJECT TO ERISA.

           (a) The Board of Directors of the Company shall terminate the Company's 401(k) Plan (the "401(k) Plan") one or more days prior to the Closing. The Board of Directors of the Company shall also terminate all such other Employee Plans as Parent may specify prior to the Closing such that the effective date of termination for all such other Employee Plans shall be December 31, 1997. From and after appointment of appropriate new fiduciaries under the 401(k) Plan and such other Employee Plans (collectively, the "TERMINATED PLANS"), and at Parent's expense, Parent shall cause all reporting, disclosure and other administrative and fiduciary duties to be fulfilled in connection with the Terminated Plans including, without limitation, filing all required final Forms 5500, providing summary annual and final reports to Terminated Plan participants and beneficiaries, and responding to any Internal Revenue Service (the "IRS") or other governmental agency inquiries. The Stockholder Representative agrees that at least ten days prior to delivering any written communications to any Terminated Plans participant with respect to such Terminated Plans, he shall provide prior notice and a copy of such proposed communication to Parent.

           (b) Within ninety (90) days following the Closing, Parent shall (at the expense, including attorneys' fees, of the Company payable as a General Loss under Section 8.2) prepare and file a request for a favorable determination letter on the termination of the 401(k) Plan to be completed and filed with the IRS. Parent shall also have the option to file under any IRS program to correct any defect(s) in the 401(k) Plan, or any IRS or DOL program to correct the filings of Forms 5500 which were required to be filed prior to the Effective Time; PROVIDED, HOWEVER, that any and all filing fees, costs (including attorneys' fees), penalties and interest relating to participation in such programs shall be a General Loss under Section 8.2. Promptly upon receipt of an IRS determination letter on the termination of the 401(k) Plan, Parent shall deliver a copy of same to the Stockholder Representative.

     6.17 SECTION 338 RELATED TAX. The amount of any and all Taxes actually incurred by the Company as a result of the Section 338 Election shall be Special Losses for the purposes of Section 8.2 except to the extent reserved on the Current Balance Sheet.

     6.18 PARENT AND SURVIVING CORPORATION MAINTENANCE OF DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Prior to Closing, the Company shall obtain, and pay all premiums for, Directors' and Officers' liability insurance coverage (i.e., run-off coverage) for a term of six (6) years with coverage up to Two Million Dollars ($2,000,000) on all officers and directors of the Company. Parent shall bear the cost of such coverage up to an aggregate of Ten Thousand Dollars ($10,000). The excess of the premiums over such amount shall be deemed to be a General Loss for the purposes of Section 8.2 except to the extent reserved on the Current Balance Sheet.

     6.19 GOVERNMENT REVIEW. Without limiting the provisions of Section 3.10, the parties agree that all costs related to any audit of the transaction contemplated by this Agreement by the IRS, or any other review by any taxing authority, together with any Taxes deemed payable as a result thereof shall be deemed to be Special Losses for the purposes of Section 8.2 except to the extent reserved on the Current Balance Sheet.

     6.20 FINAL TAX RETURNS, AUDITS, ETC.. Subject to Parent's approval, the Company shall cause Ernst & Young to prepare the final Tax Returns (but not the IRS Form 8023-A which shall be the sole responsibility of Parent to prepare and file) for the Company's taxable year ending as a result of the Section 338 Election. The internal and external costs of preparing such return as well as any internal or external costs incurred by Parent (or, post-closing, by the Surviving Corporation) in connection with any audit or examination of any Return of the Company or any of the Subsidiaries (including in each case legal, accounting and other costs of investigation and conduct of any defense) shall be Special Losses for the purposes of Section 8.2 except to the extent reserved on the Closing Balance Sheet.

     6.21 COLLECTION OF INTERNEX ACCOUNT RECEIVABLE. Parent or Surviving Corporation will use reasonable commercial efforts to collect the InterNex Receivable prior to March 1, 1998.

                                     ARTICLE VII

                               CONDITIONS TO THE MERGER

     7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

           (a) CORPORATE APPROVALS. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

           (b) HART-SCOTT-RODINO. The applicable waiting period under the HSR Act, including any extension of the initial such period as a result of any governmental requests for further information or other governmental action, shall have expired or been terminated early.

           (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding seeking any of the foregoing be pending or brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

           (d) LITIGATION. There shall be no action, suit, claim or proceeding of any nature pending, or threatened in writing, against the Parent or Sub, the Company or any Subsidiary that would preclude the consummation of the Merger.

     7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

           (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. There shall not have been any material breach in the representations and warranties of Parent and Sub in this Agreement or any failure on the part of Parent or Sub to have performed and complied with all covenants and obligations of this Agreement in all material respects required to be performed and complied with by it as of the Effective Time, other than any such breach or breaches or failure or failures which (individually or in the aggregate) are not reasonably likely to cause a material adverse effect in the financial condition, business or prospects of Parent.

           (b) LEGAL OPINION. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, legal counsel to Parent and Sub, in form and substance reasonably acceptable to the Company and its counsel.

           (c) CERTIFICATE OF PARENT. The Company shall have been provided with a Certificate executed on behalf of Parent by its President to the effect that, as of the Effective Time:

               (1) all of the representations and warranties made by Parent and Sub in this Agreement are true and correct in all material respects at the Effective Time as though such representations and warranties were made at the Effective Time; and

               (2) all covenants and obligations of this Agreement to be performed by the Parent on or prior to the Effective Time have been performed in all material respects.

     7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

           (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. There shall not have been any material breach or breaches of the representations and warranties of the Company in this Agreement, or any failure of the Company or the Principal Stockholders to have performed and complied with all covenants and obligations of this Agreement in all material respects required to be performed and complied with by it or them as of the Effective Time, other than any such breach or breaches or failure or failures which (individually or in the aggregate) are not reasonably likely to cause a Material Adverse Effect.

           (b) CLAIMS. There shall not have occurred any claims against the Company or any of its Subsidiaries (whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby, or would have a Material Adverse Effect.

           (c) NO MATERIAL ADVERSE EFFECT. There shall not have occurred any Material Adverse Effect.

           (d) THIRD PARTY CONSENTS. All government consents, waivers, and approvals listed pursuant to Section 3.6 of the Disclosure Schedule, shall have been obtained, and all other consents, waivers and approvals listed on
Section 3.6 of the Disclosure Schedule shall have been obtained where any such failure to obtain consents, waivers and approvals would result in a Material Adverse Effect.

           (e) EMPLOYMENT AGREEMENTS. Employment agreements reasonably acceptable to Parent and the following individuals shall have been duly executed and delivered by Jon Fjeld and William Tao and shall be in full force and effect.

           (f) LEGAL OPINION. Parent shall have received a legal opinion from Piper & Marbury LLC, legal counsel to the Company and the Subsidiaries, in form and substance reasonably acceptable to Parent and its counsel.

           (g) CERTIFICATE OF THE COMPANY. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer to the effect that, as of the Effective Time:

               (i) all representations and warranties made by the Company in this Agreement are true and correct in all material respects at the Effective Time as though made at the Effective Time; and

               (ii) all covenants and obligations of this Agreement to be performed by the Company on or prior to the Effective Time shall have been so performed in all material respects.

               (iii) the conditions set forth in Section 7.3 shall have been met.

           (h) AFFILIATE AGREEMENTS. Parent shall have received from each of the Affiliates of the Company an executed Affiliate Agreement in the form of EXHIBIT E hereto and such agreements shall remain valid and in effect.

           (i) STOCKHOLDER'S REPRESENTATION STATEMENT. Each stockholder of the Company entitled to receive Parent Common Stock in connection with the Merger shall have delivered to Parent an executed Stockholder's Representation Statement in the form attached hereto as EXHIBIT F.

           (j) TERMINATION OF COMPANY'S EMPLOYEE PLANS SUBJECT TO ERISA. The Company shall have properly terminated its 401(k) Plan and such other Employee Plans as specified by Parent pursuant to Section 6.16.

           (k) AUDITED FINANCIALS. The Company shall have delivered the September 30, 1997 Audited Financials to Parent no later than December 3, 1997.

           (l) REGULATION D. The issuance of Parent Common Stock in connection with the Merger shall be exempt from the registration requirements of the 1933 Act pursuant to Rule 506 of Regulation D promulgated under the 1933 Act.

                                     ARTICLE VIII

                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROWS

     8.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

           (a) COMPANY.

               (i) Except as provided in Section 8.1(a)(ii), the Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on the first anniversary of the Closing Date. The date of such termination shall hereinafter be referred to as the "GENERAL TERMINATION DATE."

               (ii)  The Company's representations, warranties and covenants in
Section 3.10 (Tax Matters), Section 3.22(o) (Code Section 280G), Section 6.17 (Section 338 Related Tax), Section 6.19 (Government Review) and Section 6.20 (Final Tax Returns, Audits, Etc.), shall terminate on the third anniversary of the Closing Date. The date of such termination shall hereinafter be referred to as the "SPECIAL TERMINATION DATE."

           (b) PARENT AND SUB. All of the Parent's and Sub's representations and warranties contained herein or in any instrument delivered pursuant to this Agreement shall terminate on the first anniversary of the Closing Date.

     8.2   ESCROW.

           (a) ESCROW FUND. As security for the indemnity provided for in this Section 8.2 hereof and by virtue of this Agreement, (i) the Stockholders of the Company will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (of which the stock certificate representing shares comprising part of the Escrow Amount shall be deposited in the name of the Escrow Agent defined below). At or promptly following the Effective Time, the Escrow Amount, without any act of any stockholder of the Company, will be deposited with First Trust of California, National Association (or other institution acceptable to Parent and the Company) as Escrow Agent (the "ESCROW AGENT"), such deposits to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Effective Time, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. The portion of the Escrow Amount to be contributed on behalf of each Stockholder shall be its Pro Rata Portion of the Escrow Amount. The Company shall provide the Escrow Agent and Parent with a schedule which lists, by stockholder, the portion of the Escrow Amount deemed to be contributed by each stockholder consistent with the preceding sentence. Each Stockholder shall be entitled to all voting rights with respect to the Parent Common Stock held in escrow on its behalf. The Company and the Stockholders agree that the Escrow Fund will be available to jointly and severally indemnify and hold Parent and its officers, directors and affiliates harmless against all claims, losses, liabilities, damages, deficiencies, shortfalls, costs and expenses, including reasonable internal and third party attorneys', accountants' and other fees and expenses of investigation and defense (hereinafter individually a "GENERAL LOSS" and collectively "GENERAL LOSSES") incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of the Company contained in this Agreement, (ii) any failure by the Company or any Principal Stockholder to perform or comply with any covenant contained in this Agreement, (iii) any and all Taxes (including, without limitation, additional Taxes resulting from disallowed deductions under Section 404 of the Code), losses, liabilities, claims, damages, obligations, payments, costs and expenses including, without limitation, reasonable attorneys' fees, arising out of or relating in any manner to the establishment, administration or termination of any Benefit Plan on or prior to the Closing Date, including, without limitation, loss of any deduction due to the disqualification of any such Benefit Plan, (iv) any audit of or other legal proceeding relating to a Benefit Plan performed by any governmental unit, including but not limited to the IRS and the U.S. Department of Labor, relating to periods prior to the Closing Date, or in the case of an audit of or other legal proceeding relating to the Company's 401(k) Plan, relating to any period or (v) any claim or suit by any stockholder of the Company. Any General Losses incurred by Parent, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation, warranty or covenant of the Company contained in Section 3.10 (Tax Matters), Section 3.22(o) (Code Section 280G), Section 6.17 (Section 338 Related Tax), Section 6.19 (Government Review) or Section 6.20 (Final Tax Returns, Audits, Etc.) of this Agreement shall be referred to for the purposes of this Article VIII as a "Special Loss." The Escrow Fund shall be available to compensate Parent and its affiliates for any General Loss (including any Special
Loss). The Company and the Stockholders agree that the Escrow Fund will also be available to compensate Parent and its affiliates for any purchase price adjustment arising out of or relating in any manner to Section 2.2 of this Agreement (hereinafter individually a "PRICE ADJUSTMENT" and collectively "PRICE ADJUSTMENTS"). The Stockholders shall not have any right of contribution from the Company with respect to any Loss claimed by Parent. Parent may not receive any amounts from the Escrow Fund unless and until Officer's Certificates (as defined in Section 8.4 below) identifying a Loss have been delivered to the Escrow Agent as provided in Section 8.4. At such time Parent shall be able to recover from the Escrow Fund all of the Losses identified in Officer's Certificates.

           (b) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW
PERIOD. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m., California time, on the Special Termination Date (the "ESCROW PERIOD"); PROVIDED, HOWEVER, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, subject to the objection of the Stockholder Representative (as defined in Section 8.10) and the subsequent arbitration of the matter in the manner provided in Section 8.6, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such escrow period with respect to facts and circumstances existing prior to the termination of such escrow period. As soon as all such claims have been resolved the Escrow Agent shall notify Parent of its intent to deliver to the Stockholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of amounts out of the Escrow Fund to the Stockholders pursuant to this Section 8.2(b) shall be made in proportion to the respective original contributions to the Escrow Fund (in dollar value and in the proportion of cash versus shares).

           (c) DISTRIBUTIONS PRIOR TO TERMINATION OF ESCROW PERIOD.

               (i) The Escrow Agent shall be authorized to make the following two distributions from the Escrow Fund prior to the termination of the Escrow Period:

                         (A)  Following the expiration of thirty (30) days
after the receipt by Parent and the Stockholder Representative of the Closing Balance Sheet (the last day of such thirty (30) day period being referred to as the "FINAL PRICE ADJUSTMENT DATE"), the Escrow Agent is authorized to release from the Escrow Fund an amount out of the Escrow Fund equal to One Million Dollars ($1,000,000) less the aggregate amount of all claims (whether disputed or undisputed) made by Parent through the Final Price Adjustment
Date (the "INITIAL CLAIMS AMOUNT"), provided that the difference between One Million Dollars ($1,000,000) and the Initial Claims Amount is greater than zero. Parent shall provide to the Escrow Agent a certificate signed by an officer of Parent specifying the Final Price Adjustment date prior to such date.

                         (B)  Following the expiration of thirty (30) days after
the Parent files the federal tax return for the Surviving Corporation for its 1997 tax year, the Escrow Agent is authorized to release from the Escrow Fund an amount out of the Escrow Fund equal to Three Hundred Thousand Dollars ($300,000) less the aggregate amount by which the aggregate amount of all Taxes due by the Surviving Corporation, as shown on such federal tax return and the Surviving Corporation's state tax returns for the 1997 tax year, exceeds Six Hundred Thousand Dollars ($600,000), provided that the difference between Three Hundred Thousand Dollars ($300,000) and such excess is greater than zero. A copy of such federal tax return and all state tax returns for the 1997 tax year shall be provided to the Escrow Agent along with a certificate signed by an officer of Parent specifying (I) such aggregate amount of Taxes and (II) the date that such federal tax return for the 1997 tax year was filed with the IRS.

                         (C)  Following the General Termination Date, the Escrow
Agent is authorized to release from the Escrow Fund an amount out of the Escrow Fund equal to Two Million Dollars ($2,000,000) less the sum of (I) the amount by which the Initial Claim Amount exceeded One Million Dollars ($1,000,000), if any, and (II) the aggregate amount of all claims (whether disputed or undisputed) made by Parent at any time from the Final Price Adjustment Date through the General Termination Date, provided that the difference between Two Million Dollars ($2,000,000) and the sum of (I) and (II) is greater than zero.

               (ii) To the extent reasonably possible, all distributions from the Escrow Fund pursuant to Section 8.2(c)(i) shall proportionately consist of an amount of cash and an amount of Parent Common Stock (valued at the Determined Price) in the same proportion as the amount of cash originally placed in the Escrow Fund to the amount Parent Common Stock (valued at the Determined Price) originally placed in the Escrow Fund on behalf of each Stockholder.

     8.3   PROTECTION OF ESCROW FUND.

           (a) DUTY TO SAFEGUARD. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. The Escrow Agent shall maintain the Escrow Fund as a separate escrow account.

           (b) SHARES IN ESCROW; DIVIDENDS. Parent Common Stock held in the Escrow Fund shall be treated as outstanding on the books and records of the Parent. Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("NEW SHARES") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the Stockholders thereof.

     8.4 CLAIMS UPON ESCROW FUND; THRESHOLD FOR LOSS RECOVERY. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "OFFICER'S CERTIFICATE"):
(i) stating that Parent has incurred or paid or reasonably anticipates that it may incur Losses (as applicable), and (ii) specifying in reasonable detail the individual items of Losses (as applicable) included in the amount so stated, the date each such item was incurred or paid, or the basis for any anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.2(b) (as applicable) and subject to Section 8.5, promptly deliver to Parent out of the Escrow Fund, such amount of cash and number of shares held in the Escrow Fund that shall have value equal to such Losses (as applicable) and shall provide notice to the Principal Stockholders of such claims; provided, however, that the Escrow Agent shall not make any such payment out of the Escrow Fund, nor shall Parent be entitled to any recovery for Losses unless and until Parent shall have claimed, under one or more Officers' Certificates, Losses in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate, at which time Parent shall be entitled to recover only to the extent Parent shall have incurred Losses which in the aggregate exceed Two Hundred Thousand Dollars ($200,000) (as determined following completion of any dispute resolution procedures provided herein). In addition, the following two limitations shall apply to claims by Parent: (i) payments for claims based on General Losses other than Special Losses shall be limited to an aggregate of Two Million Dollars ($2,000,000) and (ii) after the General Termination Date, Parent shall not be permitted to make any further claims against the Escrow Fund based on Price Adjustments or General Losses other than Special Losses. Payments out of the Escrow Fund shall be allocated between cash and shares based on the proportion of cash and shares originally placed in the Escrow Fund. For the purposes of determining the number of shares of Parent Common Stock placed into or held in the Escrow Fund or to be delivered to Parent out of the Escrow Fund as indemnity pursuant to this Section 8.4, the shares of Parent Common Stock shall be valued at the Determined Price. At the Closing, Parent shall provide the Escrow Agent with a certificate specifying the Determined Price and such certificate may be relied upon by the Escrow Agent. Shares of Parent Common Stock delivered to Parent out of the Escrow Fund shall be automatically canceled without any further action by Parent.

     8.5 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent from the Escrow Fund pursuant to Section 8.4 unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the shares of Parent Common Stock and cash from the Escrow Fund in accordance with Section 8.6; PROVIDED, HOWEVER, that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

     8.6   RESOLUTION OF CONFLICTS; ARBITRATION.

           (a) GOOD FAITH AGREEMENT.  In case the Stockholder
Representative shall object in writing to any claim or claims made in any Officer's Certificate within thirty (30) days after delivery of such Officer's Certificate, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute portions of the Escrow Amount from the Escrow Fund in accordance with the terms thereof.

           (b) ARBITRATION.

                    (i) If no such agreement can be reached after good faith negotiation, either Parent or the Stockholder Representative may demand arbitration of the matter and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that within fifteen (15) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, Parent and the Stockholder Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).

                    (ii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held under the commercial arbitration rules then in effect of the American Arbitration Association in Santa Clara County, California. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

     8.7 THIRD-PARTY CLAIMS. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled on behalf of the

Stockholders, at their expense, to participate in, but not to determine or conduct, the defense of such claim. Parent shall have the right to conduct the defense of and settle any such claim. The Stockholder Representative hereby provides its prior written consent to any such settlement and the Stockholders shall have no power or authority to object under any provision of this
Article VIII to the amount of any corresponding claim by Parent against the Escrow Fund with respect to such settlement.

     8.8   ESCROW AGENT'S DUTIES.

           (a) ESCROW INSTRUCTIONS. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

           (b) COURT ORDERS. The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

           (c) ESCROW AGENT NOT LIABLE.

               (i) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

               (ii) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (iii) In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (a) any act or failure to act made or omitted in good faith, or (b) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

           (d) CONTROVERSY. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and cash balances and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and cash balances held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

           (e) INDEMNIFICATION OF ESCROW AGENT. The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

           (f) RESIGNATION; REPLACEMENT. The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; PROVIDED, HOWEVER, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement and thereafter the successor escrow agent shall be deemed to be the Escrow Agent. Notwithstanding anything else herein, any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom Escrow Agent may transfer a substantial amount of its escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement anything herein to the contrary notwithstanding.

     8.9 FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated by Parent for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

     8.10  STOCKHOLDER REPRESENTATIVE.

           (a) APPOINTMENT OF STOCKHOLDER REPRESENTATIVE. In the event that the Merger is approved, effective upon such vote, and without further act of any Stockholder, Jon Fjeld shall be appointed as agent and attorney-in-fact (the "STOCKHOLDER REPRESENTATIVE") for each Stockholder, for and on behalf of all Stockholders, to give and receive notices and communications, to authorize payment to Parent of the appropriate portions of the Escrow Amount from the Escrow Fund in satisfaction of claims by Parent, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; PROVIDED, HOWEVER, that the Stockholder Representative may not be removed unless holders of a majority interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his or her services. Notices or communications to the Stockholder Representative shall constitute notice to each of the Stockholders.

           (b) STOCKHOLDER REPRESENTATIVE LIABILITY. The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.

           (c) AUTHORITY OF STOCKHOLDER REPRESENTATIVE. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

     8.11 MAXIMUM PAYMENTS; REMEDY. Except with respect to actual fraud or intentional malfeasance, in the event that the transaction contemplated by this Agreement shall be completed, the maximum amount Parent may recover from any Stockholder pursuant to the indemnity set forth in Section 8.2 for Losses, General Losses, Special Losses, Price Adjustments or otherwise as a result of this Agreement or the transactions contemplated hereby shall be limited to recovery by Parent of the aggregate amount such Stockholder has placed in the Escrow Fund. In the event of actual fraud or intentional malfeasance by the Company, the maximum amount Parent may recover in respect of Losses, General Losses, Special Losses or Purchase Price Adjustments shall not be so limited. No Stockholder shall have any right to contribution from the Company for any claim by Parent. Except with respect to actual fraud or intentional malfeasance, in the event that the transaction contemplated by this Agreement shall be completed, the maximum amount that the Stockholders of the Company may recover from Parent due to any claim arising out of this Agreement shall be limited to One Million Dollars ($1,000,000).

     8.12 BACKUP WITHHOLDING PENALTIES. The Company, Parent, Sub and Stockholders acknowledge that payment of any principal or interest earned on the Escrow Fund will be subject to backup withholding penalties unless a properly completed IRS form W-8 or W-9 certification, as applicable, is submitted to the Escrow Agent by each Stockholder, or other beneficiary of the Escrow Fund.


                                      ARTICLE IX

                          TERMINATION; AMENDMENT AND WAIVER

     9.1 TERMINATION. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

           (a) by mutual consent of the Company and Parent;

           (b) by Parent or the Company if: (i) the Effective Time has not occurred by March 31, 1998, PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

           (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or Sub's ownership or operation of any portion of the business of the Company or any of the Subsidiaries or (ii) compel Parent or the Company to dispose of or hold separate all or a significant portion of the business or assets of the Company or Parent as a result of the Merger;

           (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach or breaches of the representations, warranties, covenants or agreements contained in this Agreement on the part of the Company or any Principal Stockholder which would be a failure of conditions set forth in Section 7.3(a) and such breach or breaches have not been cured within thirty (30) calendar days after written notice to the Company; PROVIDED, HOWEVER, that, no cure period shall be required for a breach which by its nature cannot be cured;

           (e) by the Company if it is not in material breach of their respective obligations under this Agreement and there has been a material breach or breaches of the representations, warranties, covenants or agreements contained in this Agreement on the part of Parent or Sub which would be a failure of the conditions set forth in Section 7.2(a) and such breach or breaches have not been cured within fifteen (15) calendar days after written notice to Parent; PROVIDED, HOWEVER, that no cure period shall be required for a breach which by its nature cannot be cured;

           (f) by Parent or Sub if a Material Adverse Effect on the Company shall have occurred after the date of this Agreement.

     Where action is taken to terminate this Agreement pursuant to this
Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any willful and knowing breaches of this Agreement by such party prior to its termination; provided further that, in such event the provisions of Sections 6.3, 6.5 and 6.6, Article X and this
Section 9.2 shall remain in full force and effect and survive any termination of this Agreement.

     9.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent and the Company provided that the written agreement of the Escrow Agent and the Stockholder Representative shall be required to amend any portion of
Article VIII or Article X hereof or this Section 9.3.

     9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Except as set forth in Section 8.10 hereof, any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                      ARTICLE X

                                  GENERAL PROVISIONS

     10.1 NOTICES. Every notice, consent or other communication required or permitted to be given by any provision of the Agreement shall be in writing. Each such notice, shall be deemed to have been duly and properly given, served or made for all purposes on the date such notice is (a) delivered personally,
(b) sent by registered or certified mail, return receipt requested, postage and charges prepaid, or (c) transmitted by facsimile for which written confirmation of successful transmission is received by the sending party, and addressed as
Follows:

           (a)      if to Parent or Sub, to:

                    Larscom Incorporated
                    1845 McCandless Drive
                    Milpitas, CA  95035
                    Attention:  Paul A. Strudwick,
                    Vice President-Business Development
                    Telephone Number:  (408) 941-4000
                    Facsimile Number:  (408) 956-0998

                    with a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    650 Page Mill Road
                    Palo Alto, California 94304
                    Attention: Jeffrey D. Saper, Esq.
                               Howard S. Zeprun, Esq.
                    Telephone Number:  (415) 493-9300
                    Facsimile Number:  (415) 493-6811

           (b)      if to the Company to:

                    NetEdge Systems, Inc.
                    P.O. Box 14993
                    Research Triangle Park
                    North Carolina  27709-4993
                    Attention:  President
                    Telephone Number:  (919) 991-9000
                    Facsimile Number:  (919) 991-9060

                    with a copy to:

                    Piper & Marbury LLP
                    1200 Nineteenth Street, N.W.
                    Washington, DC  20036
                    Attention:  Jay Finkelstein, Esq.
                    Telephone Number:  (202) 861-6315
                    Facsimile Number:  (202) 223-2085

           (c)      If to the Stockholder Representative, to:

                    Jon Fjeld
                    c/o NetEdge Systems, Inc.
                    P.O. Box 14993
                    Research Triangle Park
                    North Carolina  27709-4993

           (d)      If to the Escrow Agent, to:

                    First Trust of California,
                    National Association
                    One California Street, 4th Floor
                    San Francisco, CA 94111
                    Telephone Number:  (415) 273-4530
                    Facsimile Number:  (415) 273-4593
                    Attention:  Barbara L. Wise

     10.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     10.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Exhibits hereto, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including without limitation the Summary Term Sheet between Parent and Company; (b) are not intended to confer upon any other person any rights or remedies hereunder; and
(c) shall not be assigned by operation of law or otherwise, except that Parent and Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates and successors.

     10.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     10.7 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the General Corporation Law of the State of Delaware, with respect to matters of corporate law, and with respect to matters other than corporate law will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed in California by residents of such state.

     10.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     IN WITNESS WHEREOF, Parent, Sub, the Company, and, with respect to
Article VIII and Article X hereof only, the Escrow Agent and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.


                                   LARSCOM INCORPORATED

                                   By: /s/ Deborah M. Soon
                                      -------------------------------
                                             (signature)

                                   Name: Deborah M. Soon
                                        -----------------------------
                                             (print)

                                   Title: President & CEO
                                         ----------------------------




                                   LPH ACQUISITION CORP.


                                   By: /s/ Deborah M. Soon
                                      -------------------------------
                                             (signature)

                                   Name: Deborah M. Soon
                                        -----------------------------
                                             (print)

                                   Title: President
                                         ----------------------------



                                   NETEDGE SYSTEMS, INC.


                                   By: /s/ Jon Fjeld
                                      -------------------------------
                                             (signature)

                                   Name: Jon Fjeld
                                        -----------------------------
                                             (print)

                                   Title: President & CEO
                                         ----------------------------

                                   STOCKHOLDER REPRESENTATIVE


                                   By: /s/ Jon Fjeld
                                      -------------------------------
                                             (signature)

                                   Name: Jon Fjeld
                                        -----------------------------
                                             (print)

                                   Title: President & CEO, NetEdge
                                         ----------------------------


                                   ESCROW AGENT:
                                   FIRST TRUST OF CALIFORNIA,
                                   NATIONAL ASSOCIATION


                                   By: /s/ Barbara Wise
                                      -------------------------------
                                             (signature)

                                   Name: Barbara Wise
                                        -----------------------------
                                             (print)

                                   Title:  Vice President
                                         ----------------------------

                      AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN
                       OF REORGANIZATION DATED DECEMBER 2, 1997

     THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF REORGANIZATION DATED DECEMBER 31, 1997 (the "Amendment No. 1") is made this 31st day of December, 1997 by and among Larscom Incorporated ("Larscom"), LPH Acquisition Corp. (the "Sub") and NetEdge Systems, Inc. (the "Company") to that certain Agreement and Plan of Reorganization executed December 2, 1997 by and among the parties hereto (the "Agreement").

     The parties whose signatures appear below hereby agree as follows:


SECTION 2.1    CERTAIN DEFINITIONS

     1. Section 2.1(l) is hereby amended by deleting the second to last sentence of such subsection in its entirety and inserting the following in lieu thereof:

          "The holders of Common Stock shall not be required to make any contribution to the Escrow Amount (with respect only to the Common Stock held by such holders) and the holders of the Class E Preferred Stock, in aggregate, shall only be required to contribute 5% of the aggregate consideration they are entitled to receive as Class E Merger Consideration (with respect only to the Class E Preferred Stock held by such holders). The remainder of the Escrow Amount shall be contributed by the holders of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock on a pro rata basis based on the number of shares of Company Common Stock into which such shares of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock are convertible immediately prior to the Effective Time."

     2. Section 2.1(l) is hereby amended also by replacing the phrase "Six Million Three Hundred Dollars ($6,300,000)" with the phrase "Six Million Three Hundred Thousand Dollars ($6,300,000)."


SECTION 2.2    ADJUSTMENTS TO TOTAL MERGER CONSIDERATION

     1.   Section 2.2(c) is hereby amended by adding the following subsection:

          "(iii)    NET EXERCISE OF VESTED IN-THE-MONEY OPTIONS.  In the event that vested in-the-money options are exercised immediately prior to, and contingent upon, the Effective Time on a cashless basis and the Company makes payments to the holders of such vested in-the-money options prior to or at the Effective Time for the in-the-money amount of such options, the Total Merger Consideration shall be reduced by the aggregate amount of such payments; PROVIDED, HOWEVER, that the Closing Net Worth (which shall otherwise be decreased by the amount of such payments) shall be adjusted upward by such amount for the purposes of the "Net Worth Adjustment" pursuant to Section 2.2(c)(ii) or Section 2.2(d)(ii), to prevent such payments by the Company from being subtracted from the Total Merger Consideration more than once."

     2. Section 2.2(c)(i), ADJUSTMENT FOR BANK INDEBTEDNESS shall be replaced in its entirety by the following:

          "(i)   ADJUSTMENT FOR BANK INDEBTEDNESS.  In the event that the
          Company shall have outstanding any indebtedness for money borrowed from commercial banks and other financial institutions as well as indebtedness for money borrowed from stockholders of the Company or from Parent (any such indebtedness being referred to as "BANK DEBT" and the aggregate amount of such indebtedness being referred to as "TOTAL BANK DEBT"), in excess of Six Hundred Thousand Dollars ($600,000) (such excess being referred to as "EXCESS BANK DEBT") then Parent shall be entitled to recover, as a Price Adjustment recoverable from the Escrow Fund pursuant to the provisions of Article VIII, an amount equal to the amount of such Excess Bank Debt."

     3. Section 2.2(d)(i), ADJUSTMENT FOR BANK INDEBTEDNESS, shall be replaced in its entirety by the following:

          "(i)   ADJUSTMENT FOR BANK INDEBTEDNESS.  In the event that upon
          completion of the Closing Balance Sheet it shall be determined that the Company had outstanding as of the Effective Time Total Bank Debt in excess of the Total Bank Debt determined at the Effective Time for the purposes of Section 2.2(c)(i) (such excess being referred to as the "ADDITIONAL EXCESS BANK DEBT"), then Parent shall be entitled to recover, as a Loss recoverable from the Escrow Fund pursuant to the provisions of Article VIII, an amount equal the Additional Excess Bank Debt."


SECTION 8.2    ESCROW

     1. Section 8.2(a) "Escrow Fund." is hereby amended by deleting the fourth sentence in its entirety and inserting the following in lieu thereof:

          "The holders of Common Stock shall not be required to make any contribution to the Escrow Amount (with respect only to the Common Stock held by such holders) and the holders of the Class E Preferred Stock, in aggregate, shall only be required to contribute 5% of the aggregate consideration they are entitled to receive as Class E Merger Consideration (with respect only to the Class E Preferred Stock held by such holders). The remainder of the Escrow Amount shall be contributed by the holders of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock on a pro rata basis based on the number of shares of Company Common Stock into which such shares of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock are convertible immediately prior to the Effective Time."

     2. Section 8.2(b) "Escrow Period; Distribution upon Termination of Escrow Period." is hereby amended by adding the following clause to the last sentence in the paragraph:

          ";PROVIDED, HOWEVER, that the Class E Preferred Stockholders shall not be entitled to receive any distributions therefrom unless and until the holders of the Class A Preferred Stock, the holders of the Class B Preferred Stock, the holders of the Class

          C Preferred Stock and the holders of the Class D Preferred Stock have received 100% of their respective Pro Rata Portion contributed to the Escrow Fund, in respect of their shares of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock . The holders of the Common Stock shall not be entitled to receive any distributions out of the Escrow Fund."


OTHER

     1.   This Amendment No. 1 is effective on the date first set forth above.

     2. Except as amended hereby the Agreement remains in full force and effect.

     3. This Amendment may be executed in two or more counterparts, each of which will be an original and all of which, when taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Agreement as of the day and year set forth above.



/s/ Deborah M. Soon                     /s/ Jon Fjeld
-----------------------------------     -----------------------------------
LARSCOM INCORPORATED                    NETEDGE SYSTEMS, INC.
By: Deborah M. Soon, President          By: Jon Fjeld, Chief Executive Officer



/s/ Ann Gadsby                          /s/ Jon Fjeld
-----------------------------------     -----------------------------------
FIRST TRUST OF CALIFORNIA, N.A.         STOCKHOLDER REPRESENTATIVE
By: Ann Gadsby, Vice President          By: Jon Fjeld, Stockholder
                                            Representative